Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

RAPHAEL HOLDING COMPANY,

RAPHAEL ACQUISITION CORP.

AND

RENAISSANCE LEARNING, INC.

Dated as of August 15, 2011

3.6	Financing Commitments	26
3.7	Brokers and Finders	27
3.8	Solvency	27
3.9	Funding Agreement	27
3.10	Parent Ownership of Company Securities	28
3.11	Certain Arrangements	28
3.12	Interests in Competitors	28
ARTICLE IV - COVENANTS OF THE COMPANY		28
4.1	Affirmative Covenants	28
4.2	Negative Covenants	29
4.3	Solicitation; Change in Recommendation	31
4.4	Access and Information	35
ARTICLE V - COVENANTS OF THE PARENT		36
5.1	Conduct of Business of the Parent and the Merger Sub Pending the Merger	36
ARTICLE VI - ADDITIONAL AGREEMENTS		36
6.1	Proxy Statement	36
6.2	Shareholders’ Meeting	38
6.3	Appropriate Action; Licenses; Filings	38
6.4	Employee Benefit Matters	40
6.5	Financing	41
6.6	Directors’ and Officers’ Indemnification and Insurance	46
6.7	No Control of Other Party’s Business	48
6.8	Transfer Taxes	48
6.9	Section 16 Matters	48
6.10.	Confidentiality Agreement	48
6.11	Cooperation with Solvency Opinion	49
6.12	Public Announcements	49
6.13	Notification of Certain Matters	49
6.14	Options; Restricted Awards; ESPP	50
6.15	Resignation of Directors	50
6.16	Takeover Laws	50
6.17	FIRPTA Certification	51
ARTICLE VII - CONDITIONS OF MERGER		51
7.1	Conditions Applicable to Each Party	51
7.2	Additional Conditions Applicable to the Parent and the Merger Sub	51
7.3	Additional Conditions Applicable to the Company	52
ARTICLE VIII - TERMINATION		53
8.1	Termination	53
8.2	Effect of Termination	55
8.3	Fees and Expenses; Limitation of Liability	56
8.4	Amendment	58
8.5	Extension; Waiver	59
ARTICLE IX - GENERAL PROVISIONS		59
9.1	Non-Survival of Representations and Warranties	59
9.2	Notices	59
9.3	Headings	60

ii

9.4	Severability	60
9.5	Entire Agreement	61
9.6	Assignment	61
9.7	Parties in Interest	61
9.8	Governing Law	61
9.9	Enforcement	61
9.10	Counterparts	63
9.11	Time is of the Essence	63
9.12	Interpretation	63
9.13	Non-Reliance	64

Exhibit A

Glossary of Defined Terms

Exhibit B

Parent Funding Agreement

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is dated and effective as of August 15, 2011, by and among Raphael Holding Company, a Delaware corporation (the “Parent”), Raphael Acquisition Corp., a Wisconsin corporation and an indirect, wholly owned subsidiary of the Parent (the “Merger Sub”), and Renaissance Learning, Inc., a Wisconsin corporation (the “Company”).  A glossary of defined terms is attached to this Agreement as Exhibit A.

RECITALS

WHEREAS, the Company’s Board of Directors (the “Company Board”), the Parent’s Board of Directors (the “Parent Board”) and the Merger Sub’s Board of Directors (the “Merger Sub Board”) have each determined that it is advisable to, fair to and in the best interests of their respective equity holders for the Merger Sub to merge with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the WBCL; and

WHEREAS, the Company Board, the Parent Board and the Merger Sub Board have each approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, and the Company Board and the Merger Sub Board have resolved to recommend that their respective shareholders approve and adopt this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of the Company, the Parent and the Merger Sub to enter into this Agreement, certain shareholders of the Company have executed and delivered a shareholders agreement (the “Shareholders Agreement”) with respect to, among other things, this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to the willingness of the Company to enter into this Agreement, Permira IV Continuing L.P.1, Permira IV Continuing L.P.2, Permira Investments Limited and P4 Co-Investment L.P. (collectively, the “Funding Parties”) and the Company are entering into the Parent Funding Agreement substantially in the form attached to this Agreement as Exhibit B (“the Funding Agreement”) pursuant to which the Funding Parties agree, on the terms and subject to the conditions contained therein, to fund to the Parent certain payment obligations of the Parent in connection with this Agreement; and

WHEREAS, the Company, the Parent and the Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to consummation of the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing recitals and the representations, warranties, covenants and agreements contained herein, and subject to the terms and conditions set forth herein, the Company, the Parent and the Merger Sub hereby agree as follows:

ARTICLE I - THE MERGER

1.1

Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the WBCL, at the Effective Time, the Merger Sub shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of the Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

1.2

Closing.  Unless this Agreement has been theretofore terminated pursuant to Article VIII, below, the Closing shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom, LLP, located at 525 University Avenue, Suite 1100, Palo Alto, California at 9:00 a.m., California time, on the later of (a) a date to be specified by the Parent and the Company, which shall be no later than the third (3rd) Business Day after satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VII, below (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), and (b) the earlier of (i) a date during the Marketing Period to be specified by the Parent on no fewer than three Business Days’ notice to the Company and (ii) the final day of the Marketing Period, unless another date, time or place is agreed to in writing by the Parent and the Company (the date on which such Closing actually occurs is referred to as the “Closing Date”).

1.3

Effective Time.  Contemporaneously with the Closing, the parties shall cause the Merger to be consummated by filing Articles of Merger (the “Articles of Merger”), and any other required documents, with the DFI, in such form as required by, and executed in accordance with the relevant provisions of, the WBCL.

1.4

Effect of the Merger.  At the Effective Time, the Merger shall have the effect provided in this Agreement and the applicable provisions of the WBCL.  Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Merger Sub and the Company shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

1.5

Surviving Corporation’s Charter Documents.  At the Effective Time, the Merger Sub’s Articles of Incorporation and By-Laws, each as amended and in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and By-Laws of the Surviving Corporation from and after the Effective Time, until thereafter changed or amended as provided therein or by applicable Law, except that the name of the Surviving Corporation shall be the same as the name of the Company, and the provisions in the Articles of Incorporation of Merger Sub naming its incorporator shall be omitted.

1.6

Surviving Corporation’s Directors and Officers.  Unless otherwise determined by the Parent prior to the Effective Time, the directors and officers of the Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Surviving Corporation’s Articles of Incorporation and By-Laws.

1.7

Conversion of Securities.  At the Effective Time, by virtue of the Merger and without action on the part of any of the Parent, the Merger Sub, the Company or any of their respective Boards of Directors or shareholders:

(a)

Conversion of Shares.  Each share of the common stock, $0.01 par value, of the Company (“Company Common Stock” or “Shares”) issued and outstanding immediately prior to the Effective Time, other than (i) Shares held in the treasury of the Company, (ii) Shares owned by the Parent, the Merger Sub or any other Parent Subsidiary, and (iii) Shares owned by the Company (clauses (i) through (iii) hereof, collectively, “Excluded Shares”), shall cease to be outstanding and shall be converted into the right to receive an amount in cash equal to $14.85 (the “Per Share Consideration”).

(b)

Cancellation of Excluded Shares.  Each Excluded Share shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)

Conversion of Merger Sub Shares.  Each outstanding share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

1.8

Exchange Procedures.

(a)

Paying Agent.  At or prior to the Effective Time, the Parent shall deposit, or shall cause to be deposited with the bank or trust company designated by the Parent, and reasonably acceptable to the Company, as the paying agent (the “Paying Agent”), for the benefit of the holders of Company Common Stock, for exchange in accordance with this Article I, through the Paying Agent, cash in an amount equal to the aggregate Per Share Consideration (the “Exchange Fund”).  The Paying Agent shall invest the Exchange Fund as directed in writing by the Parent; provided, however, that such investments shall only be in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from Moody’s Investors Service, Inc. or Standard & Poor’s Corporation or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months from the date of issuance (it being understood that any and all interest or income earned on the Exchange Fund shall be remitted and allocable to the Parent).  If there are losses with respect to investments of the Exchange Fund, the Parent shall promptly replace or restore the cash in the Exchange Fund lost through such investments.

(b)

Surrender Procedures.  Within five (5) Business Days after the Effective Time, the Parent shall cause to be mailed to each record holder, as of the Effective Time, of certificates representing outstanding shares of Company Common Stock (“Company Certificates”) or shares of Company Common Stock represented by book-entry (“Company Book-Entry Shares”) (in each case, other than Excluded Shares), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Company Certificates shall pass, only upon proper delivery of Company Certificates to the Paying Agent or, in the case of Company Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and (ii) instructions for use in effecting the surrender of Company Certificates or, in the case of Company Book-Entry Shares, the surrender of such shares for payment of the Per Share Consideration therefor.  After the Effective Time, upon surrender in accordance with this Section 1.8(b) to the Paying Agent of Company Certificates or Company Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the Paying Agent shall promptly deliver to the holder of such Company Certificates or Company Book-Entry Shares in exchange therefor, the Per Share Consideration to be received by the holder thereof pursuant to this Agreement.  The Paying Agent shall accept Company Certificates and Company Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices.  After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of shares of Company Common Stock and, if Company Certificates or Company Book-Entry Shares are presented to the Company for transfer, they shall be canceled against delivery of the Per Share Consideration in accordance with the procedures set forth in this Section 1.8.  If the Per Share Consideration is to be issued in a name other than that in which a Company Certificate surrendered for exchange or Company Book-Entry Share is registered, it shall be a condition of such exchange that either (i) such Company Certificate shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer or such Company Book-Entry Share shall be properly transferred, and  (ii) the Person requesting such exchange or payment shall pay to the Company or its transfer agent or as otherwise directed any transfer or other Taxes required by reason of the payment of the Per Share Consideration in a name other than that of the registered holder of the Company Certificate surrendered or such Company Book-Entry Share, or establish to the satisfaction of the Parent that such Tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 1.8(b), each Company Certificate and each Company Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Consideration as contemplated by Section 1.7, above.

(c)

No Further Rights in the Shares.  From and after the Effective Time, the former holders of shares of Company Common Stock will cease to have any rights with respect to such shares except as otherwise provided herein or by applicable Law.  After the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Company Certificates or Company Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

(d)

Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the former shareholders of the Company for twelve (12) consecutive months after the Effective Time shall be delivered to the Parent, upon demand, and any former shareholders of the Company who have not theretofore complied with this Section 1.8 shall thereafter look only to the Parent and the Surviving Corporation to claim the Per Share Consideration owed to them hereunder, without interest thereon.

(e)

No Liability.  Notwithstanding anything herein to the contrary, neither the Parent nor the Paying Agent shall be liable to any holder of Shares for any cash or other payment delivered to a Governmental Authority pursuant to any abandoned property, escheat or similar Laws.

(f)

Withholding Rights.  The Parent and the Paying Agent shall be entitled to deduct and withhold from the Per Share Consideration otherwise payable pursuant to this Agreement such amounts as the Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of applicable Law, and the Parent and the Paying Agent shall timely pay over such withheld amounts to the appropriate Governmental Authority.  To the extent that amounts are so withheld by the Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Shares in respect of which such deduction and withholding was made.

(g)

Lost, Stolen or Destroyed Certificate.  If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if requested by the Parent, the posting by such Person of a bond, in such reasonable amount as the Parent may direct, as indemnity against any claim that may be made against it with respect to such Company Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Company Certificate, the Per Share Consideration to be paid in respect of the Shares represented by such Company Certificate.

1.9

Adjustments for Dilution and Other Matters.  If, between the date of this Agreement and the Effective Time, there is a recapitalization, reclassification, stock split, stock dividend, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, the Shares (each, an “Adjustment”), the Per Share Consideration shall be adjusted accordingly, without duplication, to provide the holders of Shares with the same economic effect as contemplated by this Agreement prior to such Adjustment.

1.10

Further Action.  At and after the Effective Time, but subject to the terms and conditions of this Agreement, the officers and directors of the Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and the Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and the Merger Sub, any other actions and things necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired by the Surviving Corporation as a result of the Merger.

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding section of the disclosure letter delivered to the Parent and the Merger Sub by the Company prior to entering into this Agreement (the “Company Disclosure Letter”), it being understood that matters disclosed pursuant to one section of the Company Disclosure Letter shall be deemed disclosed with respect to any other section of the Company Disclosure Letter where it is reasonably apparent from the face of such disclosure that the matters so disclosed are applicable to such other section, the Company hereby represents and warrants to the Parent and the Merger Sub that:

2.1

Organization, Good Standing and Qualification.  The Company and each Company Subsidiary is a legal entity duly organized, validly existing and in good standing or active status, as the case may be, under the Laws of its respective jurisdiction of incorporation or organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or properties or conduct of its business requires such qualification, except, in the case of the Company, where the failure to be so qualified, and in the case of the Company Subsidiaries, where the failure to be so organized, validly existing, qualified or in good standing or active status, or to have such power or authority, would not reasonably be expected to result in a Company Material Adverse Effect.  The Company has made available to the Parent complete and correct copies of the Company’s Amended and Restated Articles of Incorporation, as amended (the “Company Articles of Incorporation”) and Amended and Restated By-Laws, as amended (the “Company By-Laws”) and the organizational documents of each Company Subsidiary, each as amended to date.

2.2

Capitalization.  The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 5,000,000 shares of $0.01 par value preferred stock (the “Company Preferred Stock”).  As of August 12, 2011, (i) 29,223,834 shares of Company Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and non assessable, and not issued in violation of or subject to any preemptive or similar right of any shareholder of the Company or any other Person, and no shares of Company Preferred Stock were issued and outstanding, (ii) 5,512,813 shares of Company Common Stock and no shares of Company Preferred Stock were held in the treasury of the Company, (iii) 449,668 shares of Company Common Stock were subject to, and were reserved for issuance upon exercise of, outstanding stock options (each, a “Company Option”) and each Company Option has been issued pursuant to the Company’s Amended and Restated Employee Stock Purchase Plan and the Company’s 1997 Stock Incentive Plan, as amended (each, a “Company Option Plan”) and (iv) 270,972 shares of Company Common Stock were subject to Restricted Stock award agreements (all of which shares were issued and outstanding) (each, a “Company Restricted Stock Award”) and (v) 139,643 shares of Company Common Stock were subject to Restricted Stock Unit award agreements (each, a “Company Restricted Stock Unit Award” and each of the Company Restricted Stock Awards and Company Restricted Stock Unit Awards, a “Company Restricted Award”).  Since the close of business on August 12, 2011 to the date of this Agreement, no Shares, shares of Company Preferred Stock, Company Options or Company Restricted Awards have been issued by the Company except for Shares issued pursuant to the exercise of Company Options or pursuant to a Company Restricted Award.  The Company has made available to the Parent complete and correct copies of each Company Option Plan, form of option agreement evidencing any Company Option and form of agreement evidencing any Company Restricted Award.  All of the issued and outstanding shares of Company Common Stock, Company Options and Company Restricted Awards have been issued in compliance with all applicable federal and state securities laws or in accordance with exemptions therefrom, except for such violations that would not reasonably be expected to result in a Company Material Adverse Effect.  All shares of Company Common Stock that may be issued pursuant to the Company Option Plan will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive or similar rights.  Except for the Company Options and the Company Restricted Awards, there are no outstanding Rights to which the Company or any Company Subsidiary is a party relating to the issued or unissued capital stock or other equity interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock or other equity interests of the Company or any Company Subsidiary.  There are no obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock or other equity interests of the Company or any Company Subsidiary or to provide funds to or make any investment in any Company Subsidiary or any other Person.  Section 2.2 of the Company Disclosure Letter lists, as of August 12, 2011, the outstanding Company Options and the exercise prices thereof.

2.3

Subsidiaries.  All of the outstanding shares of capital stock of each Company Subsidiary that is a corporation have been duly authorized and validly issued and are fully paid and nonassessable, and were not issued in violation of or subject to any preemptive or similar right of any shareholder of the Company or any other Person.  All of the outstanding shares of capital stock or other equity interests of each Company Subsidiary are owned by the Company, by one or more Company Subsidiaries or by the Company and one or more Company Subsidiaries, free and clear of all Liens (other than restrictions on transfer imposed by applicable federal and state securities laws).  No shares of preferred stock of any Company Subsidiary are issued and outstanding.  Except for the capital stock and other equity interests of the Company Subsidiaries and except as set forth in Section 2.3 of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person.

2.4

Authority; Approval.

(a)

The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby are within the Company’s corporate powers and, except for the Company Requisite Vote and the filing and recordation of the Articles of Merger in accordance with the WBCL, have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company and, assuming that this Agreement constitutes the legal, valid and binding obligation of the Parent and the Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)

The Company Board at a meeting duly called and held on or prior to the date hereof has, by unanimous vote of the directors attending such meeting, (i) determined that this Agreement and the transactions contemplated hereby, including, the Merger, are in the best interests of the Company and its shareholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, (iii) approved the Shareholders Agreement and the transactions contemplated thereby, and (iv) resolved to recommend to the Company’s shareholders that they vote in favor of adopting and approving this Agreement and the Merger in accordance with the terms hereof (the recommendation referred to in this Section 2.4(b) is referred to in this Agreement as the “Recommendation”).

2.5

Third Party Consents; No Violations.

(a)

No notices, reports or other filings are required to be made by the Company or any of the Company Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained, or any actions required to be taken, by the Company or any of the Company Subsidiaries from, as applicable, any Governmental Authority or other Person in connection with the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, except for (i) filings relating to and the approval of, or expiration or termination of the statutory waiting periods relating to, this Agreement and the transactions contemplated hereby, under the HSR Act, (ii) the filing with the SEC of (A) the Proxy Statement and (B) such reports under the Exchange Act as may be required in connection with this Agreement and the Merger, (iii) the filing of the Articles of Merger with the DFI, (iv) the Company Requisite Vote and (v) those that the failure to make or obtain would not reasonably be expected to result in a Company Material Adverse Effect.

(b)

The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the Company Articles of Incorporation or Company By-Laws or the comparable governing documents of any of the Company Subsidiaries, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration (or right to acceleration) of any obligations under, the loss of any benefit under or the creation of a Lien on any of the properties, rights or assets of the Company or any of the Company Subsidiaries pursuant to, (x) any Contract binding upon the Company or any of the Company Subsidiaries or (y) any Company License, or (iii) subject to the filings and other matters referred to in Section 2.5(a), violate any material Law to which the Company or any of the Company Subsidiaries is subject or by which any property or asset of the Company or any of the Company Subsidiaries is subject; except in the case of clause (ii), above, for any such breach, violation, termination, default, creation, acceleration or loss that would not reasonably be expected to result in a Company Material Adverse Effect.

2.6

Company Reports; Financial Statements.

(a)

The Company and each Company Subsidiary has filed all forms, reports and documents required to be filed with the SEC since December 31, 2008 (collectively, the “Company Reports”).  The Company Reports, including all Company Reports filed after the date of this Agreement, (i) were or will be prepared in all material respects in accordance with the requirements of applicable Law and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)

Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company Reports, including any Company Reports filed after the date of this Agreement and prior to or on the Effective Time, have been or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and in compliance in all material respects with applicable accounting requirements and published rules and regulations of the SEC, and each fairly presents in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows and changes in financial position for the periods indicated, except that any unaudited interim financial statements do not contain the notes required by GAAP and were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount, either individually or in the aggregate.  No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act.  As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC by the Company.

(c)

The Company has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) promulgated under the Exchange Act) that are reasonably designed to ensure that material information (both financial and non-financial) relating to the Company and the Company Subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company’s principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and the principal financial officer of the Company required by Section 302 of Sarbanes-Oxley with respect to such reports.  For purposes of this Agreement, “ principal executive officer” and “principal financial officer” shall have the meanings given to such terms in Sarbanes-Oxley.

(d)

The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) promulgated under the Exchange Act) (“internal controls”).  Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP.  The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses known to the Company in the design or operation of internal controls which are reasonably likely to adversely affect in a material respect the Company’s ability to record, process, summarize and report financial information and (ii) any material fraud known to the Company that involves management or other employees who have a significant role in internal controls.  The Company has made available to the Parent a summary of any such disclosure regarding material weaknesses and fraud made by management to the Company’s auditors and audit committee since December 31, 2008.  For purposes of this Agreement, a “significant deficiency” in controls means an internal control deficiency that adversely affects an entity’s ability to initiate, authorize, record, process, or report external financial data reliably in accordance with GAAP.  A “significant deficiency” may be a single deficiency or a combination of deficiencies that results in more than a remote likelihood that a misstatement of the annual or interim financial statements that is more than inconsequential will not be prevented or detected.  For purposes of this Agreement, a “material weakness” in internal controls means a significant deficiency, or a combination of deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

2.7

Absence of Certain Changes.  Since December 31, 2010 through the date hereof, (i) there has not been any event, development or state of circumstances that has had or  would reasonably be expected to result in a Company Material Adverse Effect, (ii) the business of the Company and the Company Subsidiaries has been conducted in the ordinary course consistent with past practice and (iii) except as set forth in Section 2.7(iii) of the Company Disclosure Letter, neither the Company nor any Company Subsidiaries have taken any actions that would have been prohibited pursuant to Section 4.2 if such covenants had been in effect as of December 31, 2010.

2.8

Liabilities.  Except as disclosed in Section 2.8 of the Company Disclosure Letter or set forth in the Company Reports filed prior to the date hereof (excluding any risk factor disclosure contained in such documents and any disclosure of any risks included in any “forward-looking statement” or related disclaimer or other statements that are similarly non-specific and are predictive or forward-looking in nature), neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than liabilities and obligations (i) set forth in the Company’s consolidated balance sheet for the year ended December 31, 2010 included in the Company Reports (or in the notes thereto), (ii) incurred in the ordinary course of business since December 31, 2010, (iii) incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement, (iv) for future performance under any Contracts to which the Company or any of the Company Subsidiaries is a party or bound that were entered into in the ordinary course of business or are set forth on Section 2.12 or Section 2.18 of the Company Disclosure Letter or (v) that have not had and would not reasonably be expected to result in a Company Material Adverse Effect.

2.9

Litigation.  Except as disclosed in Section 2.9 of the Company Disclosure Letter, there is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries that would reasonably be expected to result in a Company Material Adverse Effect.  As of the date of this Agreement, there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, that would reasonably be expected to challenge, prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.  Neither the Company nor any of the Company Subsidiaries is subject to or bound by any outstanding Order that would reasonably be expected to (i) result in a Company Material Adverse Effect or (ii) prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.

2.10

Employee Benefits.

(a)

Section 2.10(a) of the Company Disclosure Letter contains an accurate and complete list of all material employee benefit plans (as defined in Section 3(3) of ERISA), all Company Option Plans and all bonus, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance and other benefit plans, programs or arrangements, all written employment, termination, severance and other employment Contracts or written employment arrangements, and forms of any equity or equity-based compensation award agreements with respect to which the Company or any Company ERISA Affiliate has any obligation, whether absolute, accrued, contingent or otherwise due or to become due (each, a “Company Benefit Plan”) (or, if such Company Benefit Plan is not written, a written summary thereof) and all amendments thereto.

(b)

The Company has made available to the Parent a complete and correct copy of (to the extent applicable):  (i) all documents embodying each Company Benefit Plan to be disclosed pursuant to Section 2.10(a) above including all amendments thereto (ii) each trust or insurance policy relating to each Company Benefit Plan; (iii) the most recent summary plan description or other written explanation of each Company Benefit Plan provided to participants; (iv) the three most recent annual reports (Form 5500) filed with the U.S. Department of Labor; and (v) the most recent determination letter, if any, issued by the IRS with respect to any Company Benefit Plan intended to be qualified under Section 401(a) of the Code.

(c)

Each Company Benefit Plan maintained by the Company or any of the Company ERISA Affiliates has been maintained in material compliance with its terms and, both as to form and in operation, with the requirements of applicable Law, and (ii) all employer or employee contributions, premiums and expenses to or in respect of each Company Benefit Plan have been paid in full or, to the extent not yet due, have been adequately accrued on the applicable financial statements of the Company included in the Company Reports in accordance with GAAP.  Neither the Company nor any of the Company ERISA Affiliates has at any time, been obligated to contribute to or incurred any liability under any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any ERISA Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code.

(d)

As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened Proceedings involving a Company Benefit Plan (other than routine claims for benefits payable under any such Company Benefit Plan) that would reasonably be expected to result in a Company Material Adverse Effect.

(e)

Each Company Benefit Plan that is intended by its terms to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, a timely application for such determination is now pending or is not yet required to be filed or the Company or the Company ERISA Affiliate has duly adopted a prototype plan and is relying on the opinion letter for such prototype plan, and, to the Knowledge of the Company, each such Company Benefit Plan is qualified in operation.  Neither the Company nor any of the Company ERISA Affiliates has any material liability or obligation under any welfare plan or agreement to provide benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code or applicable Law or the terms of a separation or retention plan or agreement.

(f)

No nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Benefit Plan that is subject to Section 406 of ERISA or Section 4975 of the Code, as the case may be.

(g)

The execution, delivery of and performance by the Company of its obligations under the transactions contemplated by this Agreement will not (either alone or upon occurrence of any additional or subsequent events) result in “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.

(h)

Except as set forth in Section 2.10 of the Company Disclosure Letter or as provided in the terms of this Agreement, no Company Benefit Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or consummation of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)): (i) could entitle any Company employee to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement or (ii) will result in the acceleration of the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans.

(i)

Each Company Option has been granted having an exercise price per share at least equal to the fair market value of one share of Company Common Stock subject to such Company Option on the date of grant of such Company Option and each Company Benefit Plan is either exempt from or complies both as to form and operation with Section 409A of the Code such that no Company Benefit Plan has required or will require income inclusion under Section 409A(a)(1) of the Code.

(j)

With respect to each Company Benefit Plan that is not subject to United States law (each, a "Foreign Company Plan"):

(i)

all employer and employee contributions to each Foreign Company Plan required by law or by the terms of such Foreign Company Plan have been made, or, if applicable, accrued, in accordance with generally accepted accounting practices;

(ii)

the Company has funded or paid premiums for, or accrued for the same, all required contributions to Foreign Company Plans including but not limited to employee directed deferrals to a retirement plan, including any Company match thereon, and investments of such funds are to be made by the plan provider in accordance with employee investment directions, or plan default elections if the employee did not make an election;

(iii)

each Foreign Company Plan required to be registered has been registered, has been maintained in good standing with applicable regulatory authorities and has been operated in accordance with its terms and applicable law; and no event has occurred which will or could give rise to deregistration or proceedings being commenced in respect of any Foreign Company Plan under any applicable law;

(iv)

there are no pending, or to the Knowledge of the Company, threatened or anticipated legal claims under any Foreign Company Plan and there has been no act or omission which has given or may give rise to fines, penalties, taxes or related charges under any applicable law.

2.11

Compliance with Laws; Licenses and Registrations.

(a)

The businesses of the Company and each Company Subsidiary have not since January 1, 2008 been, and are not being, conducted in violation of any rules, regulations, directives or policies of any Governmental Authority, except for such violations that would not reasonably be expected to result in a Company Material Adverse Effect.  To the Knowledge of the Company, no investigation, or review by any Governmental Authority with respect to the Company or any of the Company Subsidiaries is pending or threatened, nor has any Governmental Authority indicated to the Company or any of the Company Subsidiaries an intention to conduct the same, except for any such investigations or reviews that would not reasonably be expected to result in a Company Material Adverse Effect.  Each of the Company and the Company Subsidiaries has obtained and is in compliance with all Licenses necessary to conduct its business as presently conducted (each, a “Company License”), except for any failures to have or to be in compliance with such Company Licenses which would not reasonably be expected to result in a Company Material Adverse Effect.

(b)

Each of the Company and the Company Subsidiaries is, and since January 1, 2008, has been, in compliance with (i) its obligations under each of the material Company Licenses and (ii) any applicable material Laws and the rules and regulations of the Governmental Authority issuing such Company Licenses.  There is not pending or, to the Knowledge of the Company, threatened before any Governmental Authority any material proceeding, notice of violation, order of forfeiture or complaint or investigation against the Company or any of the Company Subsidiaries relating to any of the Company Licenses.  The actions of the applicable Governmental Authorities granting all Company Licenses have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to the Knowledge of the Company, threatened any material application, petition, objection or other pleading with any Governmental Authority which challenges or questions the validity of or any rights of the holder under any Company License.

2.12

Material Contracts.

(a)

Except as set forth in Section 2.12 of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to or obligated under any of the following (collectively, including the IP Agreements, the “Material Contracts”):

(i)

any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries, except to the extent included as an exhibit to the Company Reports filed prior to the date hereof;

(ii)

any individual quote, purchase order or Contract between the Company or any Company Subsidiary and any of the customers or licensees of the Company and the Company Subsidiaries pursuant to which the Company or any Company Subsidiary received aggregate fees in excess of $200,000 over the four consecutive fiscal quarter period ended June 30, 2011);

(iii)

any Contract between the Company or any Company Subsidiary and any of the ten largest suppliers or licensors to the Company and any of its Subsidiaries (determined on the basis of aggregate fees paid by the Company or any Company Subsidiary over the four consecutive fiscal quarter period ended June 30, 2011);

(iv)

any employment, contractor or consulting Contract (A) with any executive officer of the Company, (B) with any non-executive officer or employee of the Company or any Company Subsidiary earning an annual salary in excess of $150,000, (C) with any member of the Company Board or (D) with any individual who provides consulting services to the Company or any Company Subsidiary providing for payments in excess of $50,000 in any calendar year;

(v)

any employment Contract that is not terminable by the Company or a Company Subsidiary without notice and without any obligation by the Company or a Company Subsidiary to pay severance thereunder;

(vi)

any Contract or plan, including any Company Benefit Plan or Employee Agreement, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events);

(vii)

any agreement of indemnification or any guaranty (other than any agreement of indemnification entered into in connection with the sale, license, maintenance, support or service of products or services of the Company or a Company Subsidiary or entered into in connection with the purchase of products or services, or the lease of property or equipment, by the Company or a Company Subsidiary, in each case in the ordinary course of business);

(viii)

any Contract relating to the disposition or acquisition on or after the date hereof by the Company or any Company Subsidiary of assets for consideration in excess of $100,000 or any interest in any other Person or business enterprise, in each case, other than in the ordinary course of business;

(ix)

any Real Property Leases with a term in excess of one year and annual lease payments in excess of $100,000;

(x)

any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than accounts receivable and payable in the ordinary course of business;

(xi)

any dealer, distributor or joint marketing agreement under which the Company or any Company Subsidiary has continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty to the Company or any Company Subsidiary upon notice of thirty (30) days or less, or any agreement pursuant to which the Company or any Company Subsidiary has continuing obligations to jointly develop any Intellectual Property that will not be owned exclusively by the Company or any Company Subsidiary;

(xii)

any Contract with a remaining term in excess of 24 months containing any material support, maintenance or service obligations on the part of the Company or any Company Subsidiary, other than those obligations that are terminable by the Company or any of its Subsidiaries on no more than sixty (60) days’ notice without liability or financial obligation to the Company or any Company Subsidiary, other than the refund of the unearned portion of any pre-paid hosting or licensing fee;

(xiii)

any settlement agreement which contains continuing material obligations of the Company or Company Subsidiaries;

(xiv)

any Contract required to be disclosed in Section 2.18 of the Company Disclosure Letter or any subsection thereof;

(xv)

any Contract that contains any provisions restricting the Company or any of its controlled Affiliates from competing in any line of business or with any Person or in any area or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services), or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging, or which would have any such effect after the Closing Date;

(xvi)

any Contract containing (i) any provisions having the effect of providing that the consummation of the Merger or the other transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement will conflict with, result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, such Contract, or give rise under such Contract to any right of, or result in, a termination, right of first refusal, material amendment, revocation, cancellation or material acceleration, or a loss of a material benefit or the creation of any material Lien upon any of the properties or assets of the Company, Company Subsidiaries or Parent, or to any increased, guaranteed, accelerated or additional rights or entitlements of any person, except to the extent such conflicts, results, defaults, rights, losses or entitlements are required by applicable Law, or (ii) any restriction on the ability of any of the Company and the Company Subsidiaries to assign all or any portion of its rights, interests or obligations thereunder, unless such restriction expressly excludes any assignment to Parent that holds assets substantially equivalent to the assigning entity in connection with or following the consummation of the Merger and the other transactions contemplated by this Agreement;

(xvii)

each Contract that (A) grants any exclusive license or supply or distribution agreement or other exclusive rights, (B) grants any “most favored nation” status pursuant to which the Company receives payments in excess of $100,000 per year, rights of first refusal, rights of first negotiation or similar rights with respect to any product, service or Intellectual Property, or (C) contains any provision that requires the purchase of all or a given portion of the Company’s or any Company Subsidiary’s requirements from a given third party;

(xviii)

any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which could reasonably be expected to have a Company Material Adverse Effect;

(xix)

any other Contract with any obligations to make payments or entitlement to receive payments on behalf of the Company or any Company Subsidiaries of $100,000 or more on or after the date hereof;

(xx)

any Contract to which the Company or any Company Subsidiary is a party creating or granting a Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices), other than Permitted Liens;

(xxi)

any Contract under which the Company or any Company Subsidiary has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (other than the Company or any Company Subsidiary and other than extensions of credit in the ordinary course of business consistent with past practices); or

(xxii)

any Contract relating to the acquisition or disposition of any portion of the business of the Company (whether by merger, sale of stock, sale of assets or otherwise).

(b)

Except as would not reasonably be expected to result in a Company Material Adverse Effect, (a) neither the Company nor any Company Subsidiary is in breach of or default (with or without notice, lapse of time or both) under the terms of any Material Contract, (b) to the Knowledge of the Company, as of the date hereof, no other party to any Material Contract is in breach of or default (with or without notice, lapse of time or both) under the terms of any Material Contract and (c) each Material Contract is a valid and binding obligation of the Company or the Company Subsidiary a party thereto and is in full force and effect assuming that each such Material Contract is a valid and binding obligation of the other party or parties to the Material Contract.

2.13

Real and Personal Property.

(a)

With respect to real property owned by the Company or any of its Subsidiaries and all of the buildings, structures and other improvements thereon (“Owned Real Property”), (i) either the Company or a Subsidiary of the Company has good and marketable title in fee simple to such Owned Real Property, free and clear of all Liens other than Permitted Liens, (ii) there are no outstanding purchase options, rights of first refusal or similar rights in favor of any other person to purchase such Owned Real Property or any portion thereof or interest therein, and (iii) there are no leases, subleases, licenses, options, rights or other contracts affecting the ownership, possession or use of any portion of such Owned Real Property, other than, in the case of clause (ii) or (iii) above, as would not reasonably be expected to result in a Company Material Adverse Effect.  There are no physical conditions or defects at any of the Owned Real Properties that impair or would impair the continued use of such Owned Real Property in the ordinary course of business as presently conducted at each such Owned Real Property, except for any such conditions or defects that would not reasonably be expected to result in a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has received notice of any pending, and to the Knowledge of the Company, there is no threatened, condemnation with respect to any of the Owned Real Properties.

(b)

With respect to all leases, subleases and other contracts under which the Company or any of its Subsidiaries uses or occupies any real property (“Real Property Leases”), except as would not reasonably be expected to result in a Company Material Adverse Effect, (i) to the Knowledge of the Company, each Real Property Lease is valid, binding and in full force and effect, and neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, as of the date of the Agreement, any other party thereto is in breach or default (with or without notice, lapse of time or both)

under any Real Property Lease and (ii) no termination event or condition or uncured default on the part of the Company or any of its Subsidiaries or, to the Knowledge of the Company, the landlord thereunder exists under any Real Property Lease.  Except as would not reasonably be expected to result in a Company Material Adverse Effect, the Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it, free and clear of all Liens except for Permitted Liens.  Neither the Company nor any of its Subsidiaries has received notice of any pending, and to the Knowledge of the Company there is no threatened, condemnation with respect to any real property leased pursuant to any of the Real Property Leases, except for any such condemnations that would not reasonably be expected to result in a Company Material Adverse Effect.

(c)

The Company and the Company Subsidiaries have good and marketable title to, or valid and enforceable rights to use under existing material franchises, easements or licenses, or valid and enforceable leasehold interests in, all of their material tangible personal properties and assets necessary to carry on their businesses as such businesses are now being conducted, free and clear of all Liens, except for Permitted Liens.

2.14

Takeover Laws.  Assuming compliance by the Parent and the Merger Sub with their respective obligations hereunder and the accuracy of the representations and warranties made by the Parent and the Merger Sub, no “fair price,” “merger moratorium,” “control share acquisition” or similar anti-takeover statute or regulation (including the provisions of Sections 180.1130 to 180.1134 and Sections 180.1140 to 180.1144 of the WBCL, inclusive) (collectively, “Takeover Laws”) is applicable to the Merger or any other transaction contemplated hereby, except for such statutes or regulations as to which all necessary action has been taken by the Company and the Company Board to permit the consummation of the Merger and any other transactions contemplated by this Agreement in accordance with the terms hereof.

2.15

Environmental Matters.  (i) The Company and the Company Subsidiaries are in compliance in all material respects with all applicable Environmental Laws and Environmental Licenses; (ii) no property currently or, to the Knowledge of the Company, formerly owned or leased by the Company or any of the Company Subsidiaries has been the subject of any investigation by any Governmental Authority or of any demand of another Person alleging the presence of any Hazardous Substances that would require remediation or other material response actions pursuant to any Environmental Law; (iii) neither the Company nor any of the Company Subsidiaries has received any written, or to the Knowledge of the Company, oral, notice, demand, letter, claim or request for information alleging that the Company or any of the Company Subsidiaries may be in violation of or subject to liability under any Environmental Law; (iv) neither the Company nor any of the Company Subsidiaries is subject to any Environmental Claim; and (v) to the Knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of, or exposure to, any Hazardous Substances, that could form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries, or otherwise result in any costs or liabilities under any Environmental Law except for such Environmental Claims, costs or liabilities that would not reasonably be expected to result in a Company Material Adverse Effect.

2.16

Taxes.  The Company and each of the Company Subsidiaries has timely filed (after taking into account all applicable extensions) all Tax Returns required to be filed by them, except where the failure to timely file would not reasonably be expected to result in a Company Material Adverse Effect.  All such Tax Returns are complete and correct in all respects, except where the failure of such Tax Returns to be complete and correct would not reasonably be expected to result in a Company Material Adverse Effect.  Each of the Company and the Company Subsidiaries has paid or caused to be paid all Taxes shown as due on such Tax Returns and all Taxes owed by the Company and the Company Subsidiaries for which no return was required to be filed, except where the failure to do so would not reasonably be expected to result in a Company Material Adverse Effect.  No deficiencies for any Taxes have been asserted in writing, proposed in writing or assessed in writing against the Company or any of the Company Subsidiaries that have not been paid or otherwise settled or are not otherwise being challenged under appropriate procedures, except for deficiencies that, if finally resolved in a manner adverse to the Company or relevant Company Subsidiary, would not reasonably be expected to result in a Company Material Adverse Effect.  No written requests for waivers of the time to assess any material Taxes of the Company or the Company Subsidiaries are pending as of the date hereof.  There are no audits pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries that would reasonably be expected to result in a Company Material Adverse Effect.  Neither the Company nor any Company Subsidiary has distributed stock of another corporation or has had its stock distributed in a transaction that was purported or intended to be governed, in whole or in part, by Section 355 or Section 361 of the Code within the preceding five (5) years.  Neither the Company nor any Company Subsidiary has participated, or is currently participating, in a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b).  Neither the Company nor any Company Subsidiary is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of Taxes, or has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, as a transferee or successor, by contract or otherwise.

2.17

Labor Matters.

(a)

The Company and the Company Subsidiaries are not and have not been party to, nor bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization or works council; no employee of the Company is represented in his or her capacity as an employee of the Company by any labor organization; the Company has not recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any employees of the Company; and to the Knowledge of the Company, there is no active or current union organization activity involving any employee of the Company.  Since December 31, 2008, there have been no labor shutdowns, work stoppages, labor disputes or material labor arbitrations, and to the Knowledge of the Company, none are currently threatened against the Company.

(b)

Since December 31, 2008, neither the Company nor any of the Company Subsidiaries has engaged in any layoffs or employment terminations sufficient in number to trigger application of the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar state, local or foreign Law.

(c)

To the Knowledge of the Company, no employee of the Company or any of the Company Subsidiaries is in any material respect in violation of any term of any employment-related agreement, nondisclosure agreement, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or any of the Company Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(d)

To the Knowledge of the Company, no current officer (including vice presidents and above) of the Company or any of the Company Subsidiaries intends to terminate his or her employment, whether on account of the transactions contemplated by this Agreement or for any other reason.

(e)

The Company and each of the Company Subsidiaries are and have been in compliance in all material respects with all applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, employee classification, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.  To the Knowledge of the Company, the Company and each of the Company Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.  Neither the Company nor any of the Company Subsidiaries is a party to, or otherwise bound by, any order of any Governmental Entity relating to employees or employment practices.

(f)

None of the Company or any of the Company Subsidiaries has received (i) notice of any unfair labor practice charge or complaint pending or threatened before any Governmental Authority against them, (ii) notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iii) notice of the intent of any Governmental Authority responsible for the enforcement of labor and employment Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (iv) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

2.18

Intellectual Property.

(a)

For purposes of this Agreement, “Intellectual Property” means any and all intellectual property rights arising from or associated with any of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction:  (i) trade names, trademarks and service marks (registered and unregistered), trade dress and similar rights, and applications (including intent to use applications) to register any of the foregoing (collectively, “Marks”); (ii) domain names and other Internet addresses or identifiers (“Domain Names”), (iii) patents and patent applications, including continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing therefrom (collectively, “Patents”); (iv) copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (v) confidential information, ideas, know-how, inventions, methods, processes, customer lists and any other information of any kind or nature, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons (collectively, “Trade Secrets”); and (vi) any other proprietary, intellectual or industrial property rights of any kind or nature.

(b)

Section 2.18 of the Company Disclosure Letter sets forth a true and complete list of all registered Marks, Domain Names, Patents and Copyrights, including any pending applications to register any of the foregoing, owned (in whole or in part) by the Company or any Company Subsidiary (collectively, “Company Registered IP”).  Except as would not reasonably be expected to result in a Company Material Adverse Effect, (i) all Company Registered IP (other than patent applications or applications to register trademarks) is subsisting, valid and in effect and (ii) no Company Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and no such action is or has been threatened with respect to any of the Company Registered IP.  Except as would not reasonably be expected to result in a Company Material Adverse Effect, all Company Registered IP has been registered or obtained in accordance with all applicable legal requirements and is currently in compliance in all respects with all legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), and all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Company Registered IP have been timely paid.  Except as would not reasonably be expected to be material to the Company, no written notice or claim challenging the validity or enforceability or alleging the misuse of any of the Company Registered IP has been received by the Company or any Company Subsidiary.  Except as would not reasonably be expected to result in a Company Material Adverse Effect, the Company has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP.  Nothing in this Section 2.18 shall be deemed a representation or warranty that any patent or trademark will issue upon any application therefor.

(c)

The Company or the Company Subsidiaries own exclusively, free and clear of all Liens other than Permitted Liens, all Company Registered IP and all other Intellectual Property used by the Company that is material to the businesses of the Company or any of the Company Subsidiaries other than Intellectual Property owned by a third party that is licensed to the Company or a Company Subsidiary pursuant to an Inbound License Agreement.  Except as would not reasonably be expected to be material to the Company, neither the Company nor any of the Company Subsidiaries have received any written notice or claim challenging the Company’s or any Company Subsidiary’s ownership of any of such Intellectual Property.

(d)

Each of the Company and the Company Subsidiaries has taken reasonable steps to protect its rights in the Company Registered IP and to maintain the confidentiality of Trade Secrets owned by the Company or any of the Company Subsidiaries.  To the Knowledge of the Company, no Trade Secret material to the businesses of the Company or any of the Company Subsidiaries has been disclosed to any Person other than pursuant to a written nondisclosure agreement.  To the Knowledge of the Company, no party to any nondisclosure agreement relating to its Trade Secrets is in breach thereof.

(e)

Except as disclosed in Section 2.18(e) of the Company Disclosure Letter, none of the activities or operations of the Company or any of the Company Subsidiaries (including the use of any Intellectual Property in connection therewith) infringes upon, misappropriates or dilutes any Intellectual Property of any Person, and neither the Company nor any of the Company Subsidiaries has received any written notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred, except where any such infringement, misappropriation or dilution, would not reasonably be expected to be material to the Company.  To the Knowledge of the Company, no third party is misappropriating, infringing, or diluting in any material respect any Intellectual Property owned by or exclusively licensed to the Company or any of the Company Subsidiaries that is material to any of the businesses of the Company or any of the Company Subsidiaries.  No Intellectual Property owned bythe Company or any of the Company Subsidiaries is subject to any outstanding Order that would reasonably be expected to result in a Company Material Adverse Effect.

(f)

Neither the Company nor any of the Company Subsidiaries has (i) transferred to any other Person ownership of, or granted to any other Person any exclusive license of or exclusive right to use, or authorized the retention by any other Person of any exclusive rights to use or joint ownership of, any Intellectual Property owned by the Company or any of the Company Subsidiaries that is material to the conduct of the business of the Company and the Company Subsidiaries or (ii) permitted the Company’s or any of the Company Subsidiaries’ rights in such material Intellectual Property owned by the Company or such Company Subsidiary to lapse or enter into the public domain.

(g)

Other than (i) written non-disclosure agreements and (ii) sales or non-exclusive licenses to end-users, distributors and resellers of the products and services of the Company and the Company Subsidiaries, and related Contracts with respect thereto, that have been entered into in the ordinary course of business (including software and maintenance and support agreements and “shrink-wrap”, “click-through” or similar agreements), in each case that do not materially differ in substance from the Company’s standard form(s) which have been made available to the Parent, Section 2.18(g) of the Company Disclosure Letter lists all Contracts to which the Company or any of the Company Subsidiaries is a party and under which the Company or any of the Company Subsidiaries has generated more than $200,000 in revenue in any fiscal year since January 1, 2009 and has granted or provided to third parties anyrights in Intellectual Property owned by the Company or any of the Company Subsidiaries (the “Outbound

License Agreements”).  Other than  standard form, unnegotiated “shrink-wrap”, “click-through” or similar agreements granting to the Company or any of the Company Subsidiaries non-exclusive rights to use commercially available software for internal use only, Section 2.18(g) of the Company Disclosure Letter lists all Contracts to which the Company or any of the Company Subsidiaries is a party and under which the Company or any of the Company Subsidiaries has paid more than $200,000 in any fiscal year since January 1, 2009 and been granted or provided any rights in Intellectual Property from any Person (the “Inbound License Agreements”).  The consummation of the transactions contemplated by this Agreement will not result in the loss, alteration  or impairment of any rights of the Company or any of the Company Subsidiaries under any IP Agreement, except as would not reasonably be expected to be material to the Company.

(h)

All conditions required to be satisfied by the Company or any of the Company Subsidiaries under any Inbound License Agreements under which Intellectual Property is exclusively licensed to the Company or any of the Company Subsidiaries (“Exclusive Inbound License Agreements”) have been satisfied in accordance with the terms of such Exclusive Inbound License Agreements, and all such exclusive rights remain in full force and effect.  There is no outstanding or, to the Knowledge of the Company, threatened dispute or disagreement with respect to any Exclusive Inbound License Agreement.

(i)

Except as set forth in Section 2.18(i) of the Company Disclosure Letter, the Company has not delivered, licensed or made available, and the Company has no duty or obligation (whether present, contingent or otherwise) to deliver, license or make available, the source code for any Company proprietary software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company.  No Company proprietary software is subject to the terms of any “open source” or other similar license that provides for any source code of any Company proprietary software to be disclosed, licensed, publicly distributed or dedicated to the public.

(j)

To the Knowledge of the Company, since January 1, 2009, (i) there have been no security breaches in the Company’s or any of the Company Subsidiaries’ information technology systems, and (ii) there have been no disruptions in any of the Company’s or any of the Company Subsidiaries’ information technology systems in either case that materially adversely affected the Company’s or any of the Company Subsidiaries’ or any of their customers’ businesses or operations.  The Company and Company Subsidiaries have implemented reasonable disaster recovery and backup plans and systems.

(k)

The Company and Company Subsidiaries have at all times complied in all material respects with all applicable Laws, as well as their own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company or any of the Company Subsidiaries.  No claims have been asserted or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries alleging a violation of any Person’s privacy or personal information or data rights.  The Company and the

Company Subsidiaries take reasonable measures to ensure that such information is protected against unauthorized access, use, modification, or other misuse.

2.19

Product Warranties.

(a)

Section 2.19(a) of the Company Disclosure Letter contains copies of the standard form product warranties (including all warranty, refund, product support or product maintenance obligations) offered by the Company and the Company Subsidiaries to direct customers, distributors and other Persons.

(b)

Except as would not reasonably be expected to result in a Company Material Adverse Effect, there is no basis for any warranty, material back-charge, material additional work, field repair or other such warranty and workmanship claims or other product liability claims by any third party associated with the Company’s or the Company Subsidiaries’ products shipped prior to the Effective Time.

2.20

Insurance.  Each insurance policy maintained by, at the expense of or for the benefit of the Company or any of the Company Subsidiaries with respect to its assets, properties or operations is in full force and effect and neither the Company nor any Company Subsidiary is in default with respect to its obligations under any such insurance policy, except as would not be reasonably expected to result in a Company Material Adverse Effect.  The insurance coverage of the Company and the Company Subsidiaries is customary for business entities of similar size engaged in similar lines of business.  Neither the Company nor any Company Subsidiary has received any written notice regarding any (i) cancellation or invalidation of any material insurance policy, (ii) refusal of any coverage or rejection of any material claim under any material insurance policy or (iii) material adjustment in the amount of premiums payable with respect to any material insurance policy.

2.21

Company Requisite Vote.  The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding and entitled to vote at the Shareholders’ Meeting (the “Company Requisite Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement and the transactions contemplated hereby, including the Merger.

2.22

Opinion of Financial Advisor.  The Company Board has received the opinion of Goldman, Sachs & Co. (the “Company Financial Advisor”) to the effect that, as of the date of such opinion and based upon and subject to the matters set forth therein, the Per Share Consideration to be paid to the holders of the Shares (other than the Shares held by the Parent and its Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders.  A copy of such opinion has been or will promptly be provided to the Parent.

2.23

Brokers and Finders.  No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.   Prior to the date of this Agreement, the Company has made available to the Parent a complete and correct copy of all agreements between the

Company and the Company Financial Advisor pursuant to which the Company Financial Advisor would be entitled to any payment relating to the transactions contemplated hereunder.

2.24

No Dissenters’ Rights ..  No dissenters’, appraisal or similar rights or demands are exercisable by any shareholder of the Company in connection with the Merger under Section 180.1302(1) or Section 180.1302(2) of the WBCL.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE MERGER SUB

Except as expressly contemplated or permitted under this Agreement, the Parent and the Merger Sub hereby jointly and severally represent and warrant to the Company that:

3.1

Organization, Good Standing and Qualification.  The Parent and each Parent Subsidiary is a legal entity duly organized, validly existing and in good standing or active status, as the case may be, under the Laws of its respective jurisdiction of incorporation or organization and has all requisite corporate or similar power and authority to carry on its business as presently conducted.

3.2

Capitalization of Merger Sub; Operations of Parent and Merger Sub.  As of the date hereof, the authorized capital stock of the Merger Sub consists solely of 1,000 shares of Common Stock, par value $0.01 per share, all of which are validly issued and outstanding.  All of the issued and outstanding capital stock of the Merger Sub is owned by the Parent or a Parent Subsidiary.  Neither the Parent nor the Merger Sub has directly or indirectly conducted any business prior to the date hereof and neither the Parent nor the Merger Sub has, and prior to the Effective Time will not have, any assets (except, with respect to the Parent, the common stock of the Merger Sub), liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

3.3

Authority; Approval.  The execution, delivery and performance by the Parent and the Merger Sub of this Agreement and the consummation by the Parent and the Merger Sub of the Merger and the other transactions contemplated hereby are within the Parent’s and Merger Sub’s corporate powers and, except for the filing and recordation of the Articles of Merger in accordance with the WBCL, have been duly and validly authorized by all necessary corporate action on the part of the Parent and the Merger Sub and no other corporate proceedings on the part of the Parent or the Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Parent and the Merger Sub and, assuming that this Agreement constitutes the legal, valid and binding obligation of the Company, constitutes the legal, valid and binding obligation of the Parent and the Merger Sub, enforceable against the Parent and the Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors rights’ and to general equity principles.

3.4

Third Party Consents; No Violations.

(a)

No notices, reports or other filings are required to be made by the Parent or any of the Parent Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Parent or any of the Parent Subsidiaries from, as applicable, any Governmental Authority or other Person in connection with the execution, delivery and performance of this Agreement by the Parent and the Merger Sub and the consummation by the Parent and the Merger Sub of the Merger and the other transactions contemplated hereby, except for filings relating to and the approval of, or expiration or termination of the statutory waiting periods relating to, this Agreement and the transactions contemplated hereby, under the HSR Act, and those that the failure to make or obtain would not reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated hereby.

(b)

The execution, delivery and performance of this Agreement by the Parent and the Merger Sub do not, and the consummation by the Parent and the Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the Parent’s Certificate of Incorporation or the comparable governing documents of any of the Parent Subsidiaries, or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Parent or any of the Parent Subsidiaries pursuant to, any Contract binding upon the Parent or any of the Parent Subsidiaries or any Law to which the Parent or any of the Parent Subsidiaries is subject; except in the case of clause (ii) above, for any such breach, violation, termination, default, creation, acceleration or change that would not reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated hereby.

3.5

Litigation.  As of the date hereof, there is no Proceeding pending or, to the Knowledge of the Parent, threatened against the Parent or any of the Parent Subsidiaries that would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.  Neither the Parent nor any of the Parent Subsidiaries is subject to or bound by any outstanding Order that would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.

3.6

Financing Commitments.  The Parent has delivered to the Company true and complete copies of (i) executed commitment letters (the “Equity Funding Letters”) from the Funding Parties to provide equity financing in an aggregate amount set forth therein and subject to the terms and conditions set forth therein (the “Equity Financing”) and (ii) executed commitment letters (the “Debt Commitment Letters”, and, together with the Equity Funding Letters, the “Financing Letters”) from Royal Bank of Canada to provide debt financing in an aggregate amount set forth therein and subject to the terms and conditions set forth therein (being collectively referred to as the “Debt Financing,” and together with the financing referred to in clause (i) being collectively referred to as the “Financing”).  Except as permitted in accordance with the terms of this Agreement, none of the Equity Funding Letters or Debt Commitment Letters has been amended or modified, no such amendment or modification is contemplated

(provided that the Parent and the Merger Sub may replace or amend the Debt Commitment Letters to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities, or otherwise so long as the terms would not (A) expand upon the conditions precedent to the Debt Financing as set forth in the Debt Commitment Letters as of the date hereof or (B) materially delay the Closing), and the respective commitments contained in such letters have not been withdrawn or rescinded in any respect.  The Parent or the Merger Sub has fully paid any and all commitment fees or other fees in connection with the Equity Funding Letters and the Debt Commitment Letters that are payable on or prior to the date hereof and the Equity Funding Letters and the Debt Commitment Letters are in full force and effect and are the valid, binding and enforceable obligations of the Parent and the Merger Sub and, to the Knowledge of the Parent, the other parties thereto.  There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or expressly contemplated by the Equity Funding Letters or the Debt Commitment Letters.  Assuming the Financing is funded in accordance with the Financing Letters, the accuracy of the representations and warranties set forth in Article II to the extent necessary to satisfy the condition in Section 7.2 and performance by the Company of its obligations under this Agreement, the net proceeds contemplated by the Equity Funding Letters and the Debt Commitment Letters will in the aggregate be sufficient for the Merger Sub and the Surviving Corporation to pay the Merger Consideration.  As of the date of this Agreement, assuming the accuracy of the representations and warranties set forth in Article II to the extent necessary to satisfy the condition in Section 7.2 and performance by the Company of its obligations under this Agreement, (i) no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Parent or the Merger Sub under the Equity Funding Letters or the Debt Commitment Letters and (ii) the Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to the Parent or the Merger Sub on the date of the Closing.

3.7

Brokers and Finders.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement that, if the Merger is not consummated, would be payable by the Company prior to the Effective Time, based upon arrangements made by or on behalf of the Parent or the Merger Sub.

3.8

Solvency.  As of the Effective Time, assuming (i) satisfaction of the conditions to the Parent’s and the Merger Sub’s obligation to consummate the Merger, or waiver of such conditions and (ii) the accuracy of the representations and warranties of the Company set forth in Article II hereof, and after giving effect to the transactions contemplated by this Agreement, including the Financing, and the payment of the Merger Consideration, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, including the Financing, and payment of all related fees and expenses, each of the Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby.

3.9

Funding Agreement.  Concurrently with the execution of this Agreement, the Parent has caused the Funding Parties to deliver to the Company a duly executed Funding Agreement.  The Funding Agreement is in full force and effect and is the valid, binding and enforceable obligation of the Funding Parties, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Funding Parties under the Funding Agreement.

3.10

Parent Ownership of Company Securities.  Prior to the Company Board approving this Agreement and the transactions contemplated hereby, neither the Parent nor any of the Parent Subsidiaries beneficially owns any shares of Company Common Stock or any options, warrants or other rights to acquire Company Common Stock.  Neither the Parent nor the Merger Sub, alone or together with any other Person, was at any time, or will become prior to the Effective Time, a “significant shareholder” or, assuming the accuracy of the representations and warranties of the Company set forth in Section 2.4(b), an “interested stockholder” with respect to the Company within the meaning of Section 180.1130(11) and Section 180.1140(8), respectively, of the WBCL or has taken action that would cause any Takeover Law to be applicable to this Agreement or any of the transactions contemplated hereby.

3.11

Certain Arrangements.  Except for the Shareholders Agreement, as of the date of this Agreement, there are no Contracts or commitments to enter into any such Contracts to which the Parent, the Merger Sub or any of their Affiliates is party (a) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any shareholder of the Company agrees to vote or adopt this Agreement or the Merger or agrees to vote against any Superior Proposal or (b) pursuant to which any current employee of the Company has agreed to (i) remain as an employee of the Company or any of the Company Subsidiaries following the Effective Time at compensation levels in excess of levels currently in effect (other than pursuant to any Company Benefit Plans or Contracts with the Company and the Company Subsidiaries in effect as of the date hereof, and the assumption by the Surviving Corporation of any such arrangement as contemplated by Annex A to this Agreement), (ii) contribute any portion of such employee’s shares of Company Common Stock, Company Options or Company Restricted Awards to the Company or any Company Subsidiary or the Parent or any of its Affiliates or (iii) receive any capital stock or equity securities of the Company or any Company Subsidiary or the Parent or any of its Affiliates.

3.12

Interests in Competitors.  Neither the Parent nor the Merger Sub owns any interest(s), nor do any of their respective Affiliates insofar as such Affiliate-owned interest(s) would be attributed to the Parent or the Merger Sub under the HSR Act, in any Person that derives a substantial portion of its revenues from a line of business within the principal lines of business of the Company or any Company Subsidiary.

ARTICLE IV - COVENANTS OF THE COMPANY

4.1

Affirmative Covenants.  Except (i) as specifically permitted by or specifically provided for in this Agreement, (ii) as disclosed in Section 4.1 or Section 4.2 of the Company Disclosure Letter, (iii) as required by applicable Law or a Governmental Authority, or (iv) as otherwise expressly consented to by the Parent in writing, during the period from the date hereof to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII, below, the Company shall, and the Company shall cause each Company Subsidiary to, conduct its operations in the ordinary course of business and, to the extent consistent therewith, use commercially reasonable efforts to preserve its business organization and maintain existing relations and goodwill with Governmental Authorities, customers, suppliers, creditors, lessors, officers and employees and keep available the services of its existing employees.

4.2

Negative Covenants.  Except (i) as specifically permitted by or specifically provided for in this Agreement, (ii) as disclosed in Section 4.2 of the Company Disclosure Letter, (iii) as required by applicable Law or a Governmental Authority, or (iv) as otherwise expressly consented to by the Parent in writing, during the period from the date hereof to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII, below, the Company shall not do, or permit any Company Subsidiary to do, any of the following:

(a)

declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or other equity interests, as applicable, except for (i) regular quarterly dividends on Company Common Stock with usual record and payment dates for such dividends with each such dividend payable at a rate not in excess of $0.08 per share of Company Common Stock and (ii) dividends or distributions by a Company Subsidiary to its parent;

(b)

issue, authorize for issuance, deliver, sell, pledge or otherwise encumber any of its capital stock or other equity interests, as applicable, any other voting securities or any securities convertible into or exercisable or exchangeable for, or any Rights to acquire, any such capital stock or other equity interests, voting securities or convertible, exchangeable or exercisable  securities, or make any changes (by combination, merger, consolidation, reorganization, liquidation, split, combination, reclassification, adjustment or otherwise) in the capital structure of the Company or any of the Company Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any securities of the Company or any of the Company Subsidiaries, or otherwise amend the terms of any securities of the Company or any of the Company Subsidiaries, in each case, other than (i) the issuance by any direct or indirect Company Subsidiary of its capital stock or other equity interests to the Company or another Company Subsidiary, (ii) the issuance or delivery of shares of Company Common Stock pursuant to Company Options and Company Restricted Awards outstanding as of the date of this Agreement, (iii) the issuance of Company Restricted Awards approved prior to the date hereof to employees and non-employee members of the Company Board so long as such awards are consistent with past practice and in an aggregate amount not to exceed $200,000 measured as of the date of grant and (iv) redemptions, repurchases or acquisitions to satisfy tax withholding obligations in connection with the vesting, exercise or payment of Company Options or Company Restricted Awards;

(c)

amend or waive any provision of its Articles of Incorporation or By-Laws or similar organizational documents;

(d)

other than capital expenditures permitted by Section 4.2(e), below, and purchases of components, inventory and supplies in the ordinary course of business, merge with or acquire (by merger, consolidation, acquisition of stock or assets, joint venture, capital contribution, loan or otherwise) directly or indirectly any assets or properties, including any equity or other ownership interests, of any Person;

(e)

make or agree to make any new capital expenditure, including capitalized research and development expenditures, other than capital expenditures in an aggregate amount not to exceed $2,000,000;

(f)

sell, lease, license, encumber by Lien (other than Permitted Liens) or otherwise, or otherwise dispose of or abandon, or agree to sell, lease, license, encumber or otherwise dispose of or abandon, in whole or in part, any assets or properties, except (i) sales of products and services in the ordinary course of business, (ii) pursuant to Contracts disclosed in Section 4.2(f)(B) of the Company Disclosure Letter and in force on the date of this Agreement (without any amendment or waiver of the terms thereof), (iii) pursuant to transactions solely among the Company and its wholly owned Subsidiaries, or (iv) any non-exclusive license of Intellectual Property made in the ordinary course of business consistent with past practice;

(g)

incur, create, assume or prepay any indebtedness for borrowed money, or assume, guarantee or otherwise become liable or responsible for any indebtedness of any other Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, or modify or refinance any such indebtedness or arrangement, in each case, other than (i) indebtedness for borrowed money existing solely between the Company and any Company Subsidiary or between any such Company Subsidiaries or (ii) indebtedness for borrowed money incurred in the ordinary course of business under the Company’s existing financing arrangements pursuant to the terms in effect as of the date hereof, in an aggregate amount not to exceed $1,000,000;

(h)

other than in the ordinary course of business, modify, amend or waive in any material respect or terminate or fail to exercise any right to renew any Material Contract;

(i)

modify or change in any respect, fail to renew or permit to lapse any License (including any ruling or approval of any Governmental Authority) that would be material to the Company and the Company Subsidiaries taken as a whole;

(j)

(i) settle, pay, discharge or satisfy any Proceedings, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) or consent to the same, other than in the ordinary course of business that (A) involve only the payment of monetary damages not in excess of $250,000 individually (or with respect to a series of related claims) or $500,000 in the aggregate and (B) do not involve the matters set forth in Section 2.9 of the Company Disclosure Letter, and in any case without the imposition of material equitable relief on, or the admission of wrongdoing by, the Company or any Company Subsidiary, or (ii) waive, release, grant or transfer any rights or claims of substantial value;

(k)

(i) increase or accelerate the payment of the salary, wages or benefits payable or to become payable to its directors, officers or employees, except for (A) increases required under employment agreements existing on the date hereof or (B) increases for employees who are not executive officers of the Company in the ordinary course of business, (ii) enter into any employment, retention or severance agreement with, or establish, adopt, enter into or amend any bonus, profit sharing, thrift, stock option, restricted stock, pension, retirement, deferred compensation, retention, employment, termination or severance plan, agreement, policy or arrangement for the benefit of, any director, officer or active or former employee, or establish, adopt, enter into or amend any Company Benefit Plan, except, in each of clauses (i) and (ii) hereof, (x) as may be required by the terms of any such plan, agreement, policy or arrangement, (y) to comply with applicable Law or (z) severance agreements that provide for severance payments not to exceed $10,000 in any one instance, or $100,000 in the aggregate; (iii) pay, loan or advance any amount to or in respect of, or sell, transfer or lease any properties or assets to, or enter into any Contract or transaction with or on behalf of, any officer, director or active or former employee of the Company, any of the Company Subsidiaries or any of their Affiliates, or any business or entity in which the Company, any Company Subsidiary or any of their Affiliates or any relative of any such Person who has any material, direct or indirect, interest, except for directors’ fees, compensation to the officers and employees of the Company in the ordinary course of business and advancement or reimbursement of expenses in the ordinary course of business; or (iv) commence any new offering period under the Company’s Employee Stock Purchase Plan.

(l)

except as may be required by GAAP or as a result of a change in applicable Law, make any change in its method of accounting or revalue in any material respect any of its assets;

(m)

make, change or revoke any material Tax election or settle or compromise any material Tax liability;

(n)

without limiting the provisions of Section 4.3, and, in each case, other than the Merger, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries or alter the corporate structure of the Company or any Company Subsidiary or the ownership of any Company Subsidiary;

(o)

enter into any new line of business outside the businesses being conducted by the Company and the Company Subsidiaries on the date hereof;

(p)

disclose to any Person, other than any Parent Representative, any Trade Secret of the Company or any Company Subsidiary, except pursuant to a written non-disclosure agreement entered into in the ordinary course of business; or

(q)

authorize, make any commitment or enter into any Contract to do any of the foregoing.

4.3

Solicitation; Change in Recommendation.

(a)

Except as permitted by this Section 4.3, the Company shall and shall cause each of the Company Subsidiaries and the Company Representatives to (i) immediately cease and cause to be terminated any and all solicitations or encouragement of Takeover Proposals from, and discussions or negotiations with respect to Takeover Proposals with, any Persons conducted prior to the execution of this Agreement by the Company, the

Company Subsidiaries or any of the Company Representatives, and (ii) promptly request any such Person to promptly return or destroy all confidential information concerning the Company and the Company’s Subsidiaries.  Except as permitted by this Section 4.3, from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company shall not, and shall cause each of the Company Subsidiaries not to, and the Company shall not give permission to or authorize any Company Representatives to, and the Company shall use its reasonable best efforts to cause the Company Representatives not to, directly or indirectly, (A) solicit, initiate, or knowingly facilitate, cooperate with or knowingly encourage (including by way of furnishing non-public information or data or affording access to the books, records or employees of the Company) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other party information or data in connection with or for the purpose of encouraging or facilitating, a Takeover Proposal, (C) enter into any letter of intent, agreement, contract or agreement in principle with respect to a Takeover Proposal, (D) enter into any agreement, contract or agreement in principle requiring the Company to abandon, terminate or breach its obligations hereunder or fail to consummate the Merger, (E)  take any action to make the provisions of any Takeover Laws inapplicable to any transactions contemplated by a Takeover Proposal, (F) terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by the Company in respect of or in contemplation of a Takeover Proposal, or (G) publicly propose to do any of the foregoing ..

(b)

Notwithstanding anything to the contrary contained in Section 4.3(a), if at any time on or after the date hereof and prior to obtaining the Company Requisite Vote, (i) the Company or any of the Company Representatives is in receipt of a bona fide written Takeover Proposal from any Person or group of Persons, which Takeover Proposal is made or renewed on or after the date hereof, and has not been subsequently withdrawn, (ii) the Company has not breached in any material respect Section 4.3(a), (iii) the Company Board (or any committee thereof) determines in good faith, after consultation with a financial advisor of nationally recognized reputation, such as the Company Financial Advisor, that such Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then the Company and the Company Representatives may (x) furnish, pursuant to a Qualifying Confidentiality Agreement, information (including non-public information and by affording access to the books, records and employees of the Company) with respect to the Company and the Company Subsidiaries to the Person or group of Persons that has made such Takeover Proposal; provided that the Company shall as promptly as is reasonably practicable provide to the Parent any nonpublic information concerning the Company or the Company Subsidiaries that is provided to any Person given such access which was not previously provided to the Parent or the Parent Representatives; and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal, including granting written consent of the Company Board to the submission of amendments to such Takeover Proposal; provided, further that the Company shall promptly provide to Parent (i) a copy of any Takeover Proposal made in writing to the

Company or any Company Subsidiary and (ii) a written summary of the material terms of any Takeover Proposal not made in writing.  Notwithstanding any provision to the contrary in this Agreement, the Parent agrees that the name and identity of the Person or group of Persons that have made a Takeover Proposal or a Superior Proposal shall be kept confidential by the Parent and the Parent Representatives and shall be subject to the Confidentiality Agreement.

(c)

Following the date hereof, the Company shall keep the Parent reasonably informed of any material developments, discussions or negotiations regarding any Takeover Proposal (whether made before or after the date hereof).  The Company agrees that neither it nor any of the Company Subsidiaries will enter into any agreement with any Person subsequent to the date hereof which prohibits the Company from providing any information to the Parent in accordance with this Section 4.3.

(d)

Except as expressly permitted by this Section 4.3(d) or Section 4.3(e), the Company Board shall not (i)(A) fail to include the Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to the Parent, the Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act, (D) adopt, approve or recommend, or publicly propose to approve or recommend to the shareholders of the Company a Takeover Proposal or (E) enter into any contract or agreement in principle requiring the Company to abandon, terminate or breach its obligations hereunder or fail to consummate the Merger (actions prohibited by this clause (i) being referred to as a (“Change of Recommendation”)); (ii) authorize, cause or permit the Company or any of the Company Subsidiaries to enter into any letter of intent, agreement or agreement in principle with respect to any Takeover Proposal (other than a Qualifying Confidentiality Agreement) (each, an “Acquisition Agreement”) or (iii) take any action pursuant to Section 8.1(e).  Notwithstanding anything to the contrary herein, prior to the time the Company Requisite Vote is obtained, but not after, if the Company is in receipt of a bona fide written Takeover Proposal that the Company Board (or any committee thereof) determines in good faith, after consultation with a financial advisor of nationally recognized reputation, such as the Company Financial Advisor, constitutes a Superior Proposal, after (in each case) giving effect to all of the adjustments to the terms of this Agreement which may be offered by the Parent (including pursuant to clause (iii) below), then the Company Board may (x) make a Change of Recommendation or (y) terminate this Agreement and enter into an Acquisition Agreement with respect to such Superior Proposal, provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Termination Fee and otherwise complies with the provisions of Section 8.1(e) and Section 8.3; and provided further that the Company Board may not take the action set forth in the foregoing clause (x) or (y), as the case may be, unless (A) the Company shall not have breached in any material respect this Section 4.3 and (B):

(i)

such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal;

(ii)

the Company has given the Parent at least five (5) Business Days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal) and has contemporaneously provided a copy of each of the relevant proposed transaction agreements to be entered into by the Company with the party making such Superior Proposal;

(iii)

prior to effecting such Change of Recommendation or terminating this Agreement to enter into an Acquisition Agreement with respect to such Superior Proposal, the Company has negotiated, and has caused the Company Representatives to negotiate, in good faith with the Parent during such notice period to the extent the Parent wishes to negotiate, to enable the Parent to revise the terms of this Agreement and/or the Financing Letters such that it would cause such Superior Proposal to no longer constitute a Superior Proposal;

(iv)

in the event of any material change to the terms of such Superior Proposal, the Company shall, in each case, be required to deliver to the Parent a new written notice (which notice shall specify the change in the material terms and conditions of any such Superior Proposal) and contemporaneously provide a copy of each of the relevant proposed transaction agreements to be entered into by the Company with the party making such Superior Proposal, the notice period shall have recommenced (except that it shall be two (2) Business Days rather than five (5) Business Days) and the Company shall be required to comply with its obligations under this Section 4.3 with respect to such new written notice; and

(v)

For the avoidance of doubt, nothing in this Section 4.3(d) shall prevent or preclude the Parent from proposing to revise the terms of this Agreement or taking any actions relating thereto.

(e)

Notwithstanding anything to the contrary herein, prior to the time the Company Requisite Vote is obtained, but not after, the Company Board may withdraw or modify, in a manner adverse to Parent or Merger Sub, or fail to make, the recommendation of the Company Board in favor of the adoption and approval of this Agreement and the approval of the Merger in response to an Intervening Event (an “Intervening Recommendation Change”), if the Company Board determines in good faith, after consultation with outside counsel, that, in light of such Intervening Event, the failure of the Company Board to effect such an Intervening Recommendation Change would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; provided, that (x) the Company Board has given the Parent at least five (5) Business Days’ prior written notice of its intention to take such action, (y) the Company has negotiated, and has caused the Company Representatives to negotiate, in good faith with the Parent during such notice period to the extent the Parent wishes to negotiate, to enable the Parent to revise the terms of this Agreement or the Financing Letters in such a manner that would obviate the need for taking such action and (z)

following the end of such notice period, the Company Board shall have considered in good faith any changes to this Agreement and the Financing Letters proposed in writing by the Parent, and shall have determined in good faith, after consultation with outside counsel, that failure to effect an Intervening Recommendation Change would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law.

(f)

In the event that, subsequent to the date hereof and prior to the Shareholders’ Meeting, there shall have been a Change of Recommendation or an Intervening Recommendation Change and this Agreement has not been terminated, the Company shall nevertheless submit this Agreement to the shareholders of the Company for adoption and approval at the Shareholders’ Meeting.

(g)

Nothing in this Section 4.3 shall prohibit the Company or the Company Board (or any committee thereof) from (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable Law, or (ii) making any disclosure to the Company’s shareholders if, in the case of this clause (ii), in the good faith judgment of the Company Board, after consultation with outside counsel, the failure to do so would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; provided that the Company Board shall not recommend that the Company shareholders tender their shares of Company Common Stock in connection with a tender or exchange offer (or otherwise approve or recommend any Takeover Proposal) unless such tender or exchange offer constitutes a Superior Proposal and the applicable requirements of this Section 4.3 shall have been satisfied.

(h)

The parties hereto agree that irreparable damage would occur to Parent in the event that the provisions of this Section 4.3 were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.  Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.

4.4

Access and Information.  Upon reasonable notice and subject to the terms of the Confidentiality Agreement, the Company shall, and the Company shall cause each of the Company Subsidiaries to, afford to the Parent and the Parent Representatives, including Financing Sources (provided, however, that Financing Sources may only be provided with material non-public information subject to customary confidentiality undertakings) reasonable access, during normal business hours during the period prior to the Effective Time, to all of the Company’s and any Company Subsidiary’s material properties, books, Contracts, records, officers, employees and agents; provided, however, that such access shall only be provided to the extent that such access would not violate applicable Law; and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that violates any of the Company’s obligations with respect to confidentiality if the Company shall have used commercially reasonable efforts to obtain the consent of such third Person to such inspection or disclosure, (ii) to disclose any privileged information of the Company or any Company Subsidiary (provided that the Company shall use its reasonable best efforts to enter into a joint defense or similar agreement to prevent the loss of any such privilege), or (iii) to permit invasive testing of any of the Company’s or any Company Subsidiary’s real property.  All requests for information made pursuant to this Section 4.4 shall be directed to the Chief Financial Officer of the Company.  In no event shall the Company be required to supply to the Parent, or the Parent Representatives, any information relating to indications of interest from, or discussions with, any other potential acquirors of the Company, except to the extent necessary for use in the Proxy Statement or as required under Section 4.3, above.  In the event this Agreement is terminated for any reason, the Parent shall, in accordance with the terms of the Confidentiality Agreement, return or destroy, or cause to be returned or destroyed, all nonpublic information obtained from the Company or any of the Company Subsidiaries and any copies made of such documents for the Parent.

ARTICLE V - COVENANTS OF THE PARENT

5.1

Conduct of Business of the Parent and the Merger Sub Pending the Merger.

(a)

During the period from the date of this Agreement through the Effective Time, neither the Parent nor the Merger Sub shall engage in any activity of any nature except actions taken in connection with this Agreement and the Financing.

(b)

During the period from the date of this Agreement through the Effective Time, the Parent shall not, and shall not permit any of the Parent Subsidiaries to, take or agree to take any action (including entering into agreements with respect to acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to materially delay or impede the consummation of the Merger.

(c)

During the period from the date of this Agreement through the Effective Time, the Parent shall not, and shall not permit any of the Parent Subsidiaries to, amend or modify the Financing Letters except as permitted in accordance with the terms of this Agreement.

ARTICLE VI - ADDITIONAL AGREEMENTS

6.1

Proxy Statement.

(a)

As promptly as practicable after the execution of this Agreement (which in no event shall be later than the 15th Business Day after the date of this Agreement, the Company shall prepare (in consultation with the Parent and after taking into account any comments made by the Parent) and file with the SEC the proxy statement to be sent to the shareholders of the Company in connection with the Shareholders’ Meeting (such proxy statement as amended or supplemented is referred to herein as the “Proxy Statement”) relating to the approval of this Agreement and the transactions contemplated hereby, including the Merger, by the shareholders of the Company.  Each of the Company and the Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement, or that is customarily included in a proxy statement prepared in connection with transactions of the type contemplated by this Agreement.  The Company shall use commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement and to cause the definitive Proxy Statement to be mailed to the Company’s shareholders as promptly as reasonably practicable after the date of this Agreement.  The Company shall promptly notify the Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide the Parent with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement.  If at any time prior to the Shareholders’ Meeting any information relating to the Company, the Parent or any of their respective Affiliates, officers or directors is discovered by the Company or the Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement or the other filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company.  Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or making the other filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide the Parent an opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by the Parent.  The Company shall cause the Proxy Statement to be mailed to the holders of Company Common Stock as of the record date established for the Shareholders’ Meeting as promptly as reasonably practicable, and in no event more than five (5) Business Days after the date on which the SEC (or the staff of the SEC) confirms that it has no further comments on the Proxy Statement.

(b)

The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to shareholders or at the time of the Shareholders’ Meeting, be false or misleading with respect to any material fact required to be stated therein, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied in writing by the Parent expressly for inclusion in the Proxy Statement or omitted by, the Parent or the Merger Sub which is contained in any of the foregoing documents.

(c)

The information supplied by the Parent and the Merger Sub in writing expressly for inclusion or incorporation by reference in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to shareholders or at the time of the Shareholders’ Meeting, be false or misleading with respect to any material fact required to be stated therein, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, the Parent and the Merger Sub make no representation or warranty with respect to any information about, or supplied or omitted by, the Company which is contained in any of the foregoing documents.

6.2

Shareholders’ Meeting.  The Company shall promptly after the date of this Agreement take all action reasonably necessary in accordance with the WBCL and the Company Articles of Incorporation and the Company By-Laws to duly call, give notice of, convene and hold a meeting of the Company’s shareholders (the “Shareholders’ Meeting”) for the purpose of obtaining the Company Requisite Vote as promptly as practicable following the date hereof, but in no event shall the Company be required to convene the Shareholders’ Meeting prior to September 29, 2011.  Subject to Section 4.3, above, the Company shall use commercially reasonable efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, and shall take all other action reasonably necessary or reasonably advisable to secure the vote of shareholders required by the rules of NASDAQ or applicable Law to obtain such approvals.   Unless this Agreement is terminated pursuant to, and in accordance with, Section 8.1, this Agreement shall be submitted to the shareholders of the Company at the Shareholders’ Meeting for the purpose of adopting and approving this Agreement and the Merger.   Except to the extent expressly permitted by Section 4.3(d) or 4.3(e):  (i) the Company Board shall  recommend that the shareholders of the Company vote in favor of adoption and approval of this Agreement at the Shareholders’ Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Company Board has recommended by unanimous vote of the directors attending a meeting of the Company Board that the Company’s shareholders vote in favor of adoption and approval of this Agreement at the Shareholders’ Meeting and (iii) neither the Company Board nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the Parent, the recommendation of the Company Board that the Company’s shareholders vote in favor of adoption of this Agreement.

6.3

Appropriate Action; Licenses; Filings.

(a)

The Company, the Parent and the Merger Sub shall use their reasonable best efforts to, as applicable (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain all Licenses required under applicable Law (including all rulings and approvals of Governmental Authorities) as a result of consummation of the transactions contemplated by this Agreement, including the Merger (collectively, “Governmental Licenses”), (iii) obtain all Consents required under Material Contracts (collectively, “Company Consents”), (iv) obtain all Consents required under material Contracts to which the Parent or any of the Parent Subsidiaries is a party or by which it is bound (collectively,

“Parent Consents”), (v) make all necessary notices, reports, filings and registrations, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under applicable Law (including the filings and other submissions, if any, required under the Securities Act and the Exchange Act) (collectively, “Governmental Filings”) (vi) defend against any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (vii) executing and delivering any additional instruments reasonably necessary to consummate the Merger and the transactions contemplated by this Agreement in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement; provided, that the Parent, the Merger Sub and the Company shall cooperate with each other in connection with the making of all Governmental Filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing (provided, that, in certain circumstances, such filings may be made available only to outside counsel of the non-filing party with a mutually acceptable agreement that such information may not be shared with the nonfiling party) and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith.  Notwithstanding the foregoing, the Company shall not pay any consent fee or commit to pay any such consent fee or waive any material rights, materially amend the terms of any Contract or agree to hold separate or dispose of any assets or make any material changes to the operations or business of the Company or the Parent or any of their respective Affiliates, or commit to do any of the foregoing, in connection with obtaining any Governmental Licenses or Company Consents or in connection with any Governmental Filings, in each case without the prior written consent of the Parent, not to be unreasonably withheld.  The Company and the Parent shall furnish all information required for any Governmental Filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

(b)

In connection with and without limiting subsection (a) above, each of the Company and the Parent agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to this Agreement and the transactions contemplated hereby as promptly as reasonably practicable and in any event within ten (10) Business Days of the date hereof and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to use its reasonable best efforts to promptly take any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under any Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Authority, in each case with competent jurisdiction, so as to enable the parties to close the Transactions. The Company and the Parent shall each request early termination of the waiting period with respect to the Merger under the HSR Act.  Neither the Parent nor the Company shall, nor shall they permit any of their respective Subsidiaries to, acquire or agree to acquire any business, Person or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition would reasonably be expected to materially increase the risk of not obtaining the applicable clearance, approval, consent or waiver from any Governmental Authority with respect to the transactions contemplated by this Agreement.  For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c)

Subject to the other terms and conditions of this Agreement and without limiting subsection (a) above, the Parent and the Merger Sub shall use their reasonable best efforts to cause the conditions set forth in Section 7.3(a) to be satisfied, and the Company shall use its reasonable best efforts to cause the conditions set forth in Section 7.2(a) to be satisfied.

6.4

Employee Benefit Matters.

(a)

Compensation and Benefits After the Effective Time.  Except as otherwise provided in this Section 6.4, for a period of one (1) year following the Effective Time, the Parent shall, or shall cause the Surviving Corporation to, provide each individual who is an employee of the Company or any of the Company Subsidiaries as of the Effective Time (including employees who are not actively at work on account of illness, disability or leave of absence) (collectively, “Retained Employees”), with compensation and benefits that are, in the aggregate, substantially comparable to those provided to such Retained Employee immediately prior to the Effective Time.  Such substantially comparable compensation and benefits, in the aggregate, shall include adoption of a new equity incentive compensation plan for the benefit of the Company’s management and eligibility to participate in a 401(k), annual bonus and health and welfare plans, in each case subject to the terms and conditions of such plans, as determined by the Parent in its sole discretion.  The Parent shall, or shall cause the Surviving Corporation to, maintain the Company’s sales incentive plans for the period July 1, 2011 through June 30, 2012 in a manner that is substantially consistent with the Company’s current maintenance of such plans.  Within a period of six (6) months following the Effective Time (the “Severance Adoption Date”), the Parent shall, or shall cause the Surviving Corporation to, adopt a severance plan, which shall be on terms substantially the same as disclosed in Section 6.4(a) of the Company Disclosure Letter (the “Existing Severance Policy”), and which shall give full credit to Retained Employees for their years of prior service with the Company or Company Subsidiaries.  From the Effective Time until the Severance Adoption Date, the Parent shall, or shall cause the Surviving Corporation to, maintain in place the Existing Severance Policy.  Subject to the foregoing, after the Effective Time, except as otherwise provided in this Agreement, the Parent and/or the Surviving Corporation shall have sole discretion over the hiring, promotion, retention, firing and other terms and conditions of employment of Retained Employees, and nothing herein shall prevent the Parent from terminating any Retained Employees or amending or terminating any Company Benefit Plan to the extent permitted by applicable Law and the terms of such Company Benefit Plan, except to the extent provided in Section 6.4(e) hereof.  Except as otherwise set forth in this Section 6.4(a), nothing in this Agreement shall require the Parent to maintain any Company Benefit Plan.

(b)

Health and Welfare Benefit Plans.  The Parent shall, or shall cause the Surviving Corporation to, give Retained Employees full credit for their prior service with the Company or Company Subsidiaries (or service credited by the Company or Company Subsidiaries) for purpose of eligibility under any welfare benefit plans in which employees of the Surviving Corporation then participate.  The Parent shall, or shall cause the Surviving Corporation to, waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Retained Employees of the Company and the Company Subsidiaries under any welfare or fringe benefit plan in which such employees may be eligible to participate after the Effective Time, other than limitations or waiting periods that are in effect with respect to such employees and that have not been satisfied under the corresponding welfare or fringe benefit plan maintained by the Company for the Retained Employees prior to the Effective Time.

(c)

SERP.  Prior to the Effective Time, the Company shall take action to vest all unvested balances in the Company’s Supplemental Executive Retirement Plan (the “SERP”) and to terminate the SERP, effective as of the Effective Time such that all benefits accrued thereunder through the Effective Time will be paid to the participants in a lump sum on the later of January 2, 2012 or the Effective Time.

(d)

Termination of Equity Plans.  As of the Effective Time, the Company shall terminate its Amended and Restated Employee Stock Purchase Plan and its 1997 Stock Incentive Plan.

(e)

PTO Policy.  If the Parent shall, or shall cause the Surviving Corporation to, modify, amend or replace the PTO policy as in effect at the Effective Time (the “Existing PTO Policy”), any and all PTO time that has been banked consistent with the terms of the Existing PTO Policy shall either be (i) rolled over in full into the modified, amended or new PTO policy (the “New PTO Policy”), (ii) paid out in its entirety in a lump sum to affected Retained Employees within thirty days after the adoption of the New PTO Policy (or such shorter time as is allowable for payment under applicable Law) or (iii) partially rolled over and partially paid out, dependent on the terms of the New PTO Policy affecting the allowable magnitude of the rollover.

(f)

Nothing contained in this Section 6.4, express or implied, is intended to confer upon any Person not a party to this Agreement any right, benefit or remedy of any nature whatsoever, including any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

6.5

Financing.  (a)(i) Subject to the terms and conditions of this Agreement, each of the Parent and the Merger Sub shall use its reasonable best efforts to arrange and obtain the Financing on the terms and conditions described in the Financing Letters pursuant to the terms thereof.  The Parent and the Merger Sub shall not permit any amendment, supplement, replacement or modification to be made to, or any waiver of any provision under, the Financing Letters if such amendment, supplement, replacement, modification or waiver (A) reduces (or could have the effect of reducing) the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount unless (x) the Debt Financing or the Equity Financing is increased by a corresponding amount or the Debt Financing is otherwise made available to fund such fees or original issue discount and (y) after giving effect to any of the transactions referred to in clause (x) above, the representation and warranty set forth in Section 3.8 shall be true and correct) ; provided that any such reduction in the aggregate amount of the Financing may be replaced with an amount of new equity financing on terms no less favorable in any material respect to the Company and the Company Subsidiaries than the terms set forth in the Equity Funding Letters or additional debt financing pursuant to the Debt Commitment Letters as may be modified in accordance with the terms hereof or (B) imposes new or additional conditions to the initial funding or otherwise expands, amends or modifies any of the conditions to the receipt of the initial Financing, or otherwise expands, amends or modifies any other provision of the Financing Letters, in a manner that would reasonably be expected to (x) materially delay or prevent or make less likely the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date or (y) materially adversely impact the ability of the Parent, the Merger Sub or the Company, as applicable, to enforce its rights against other parties to the Financing Letters or the definitive agreements with respect thereto (provided that the Parent and the Merger Sub may amend the Debt Commitment Letters to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities so long as such action would not reasonably be expected to materially delay or prevent the Closing).  The Parent shall promptly deliver to the Company copies of any such amendment, modification or replacement.

(ii)

Each of the Parent and the Merger Sub shall use its reasonable best efforts (A) to maintain in effect the Financing Letters pursuant to its terms until the transactions contemplated by this Agreement are consummated, (B) to negotiate definitive agreements with respect to the Debt Commitment Letters on the terms and conditions contained in the Debt Commitment Letters (or on terms no less favorable, in the aggregate, in all material respects, to the Parent or the Merger Sub than the terms and conditions in the Debt Commitment Letters, as determined in the Parent’s reasonable judgment), (C) to satisfy on a timely basis (taking into account the expected timing of the Marketing Period) all conditions to receipt of the Debt Financing at the Closing set forth therein that are within its control or subject to its influence (other than any condition where the failure to be so satisfied is a direct result of the Company’s failure to furnish information described in Section 6.5(b)) and in the Equity Funding Letters and, upon satisfaction of the conditions set forth in the Financing Letters, to consummate the Financing at or prior to the Closing, including using its reasonable best efforts (including through litigation pursued in good faith) to cause the Persons committing to fund the Financing to fund the Financing at the Closing, (D) to enforce its rights (including through litigation pursued in good faith) under the Financing Letters, including to cause the Persons committing to fund the Financing to fund on the Closing Date the Debt Financing and the Equity Financing required to consummate the Merger and the other transactions contemplated hereby and (E) to comply with its obligations in all material respects under the Financing Letters.  The Parent shall keep the Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and provide to the Company copies of all substantially final drafts and executed definitive agreements for the Debt

Financing.  Without limiting the generality of the foregoing, the Parent and the Merger Sub shall give the Company prompt notice (x) of any breach or default by any party to any of the Financing Letters or definitive agreements related to the Financing of which the Parent or the Merger Sub become aware and (y) of the receipt of any written notice from any Financing Source with respect to any actual breach, default, termination or repudiation by any party to any of the Financing Letters or definitive agreements related to the Financing of any provisions of the Financing Letters or definitive agreements related to the Financing.  If any portion of the Debt Financing otherwise becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letters (including any flex provisions), and such portion is reasonably required to fund the aggregate Merger Consideration and all fees, expenses and other amounts contemplated to be paid by the Parent, the Merger Sub or the Surviving Corporation pursuant to this Agreement, the Parent and the Merger Sub shall use their reasonable best efforts to arrange and obtain in replacement thereof alternative financing from alternative sources in an amount sufficient to consummate the Transactions with terms and conditions not materially less favorable to the Parent and the Merger Sub (or their Affiliates) than the terms and conditions set forth in the Debt Commitment Letter as promptly as reasonably practicable following the occurrence of such event; provided, that neither the Parent nor the Merger Sub shall be required to seek or accept any such alternate financing if, in the Parent’s reasonable judgment, the terms or conditions thereof are not substantially comparable to those terms and conditions in the Debt Financing to be replaced, and with respect to economic terms and conditions (including, with respect to pricing, maturity or amortization), are not as favorable in the aggregate to Parent as the terms and conditions for the Debt Financing that will be replaced.  The Parent shall deliver to the Company true and complete copies of all Contracts pursuant to which any such alternative source shall have committed to provide any portion of the Debt Financing.  The Parent and the Merger Sub acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing.  For purposes of this Section 6.5 and Section 3.6, references to “Financing” and “Debt Financing” shall include the financing contemplated by the Financing Letters as permitted by this Section 6.5 to be amended, modified or replaced and references to “Financing Letters” shall include such documents as permitted by this Section 6.5 to be amended, modified or replaced, in each case from and after such amendment, modification and replacement.  Notwithstanding anything contained in this Section 6.5 or in any other provision of this Agreement, in no event shall the Parent or the Merger Sub be required (x) to amend or waive any of the terms or conditions hereof or (y) to consummate the Closing prior to the Business Day immediately following the final day of the Marketing Period.

(a)

Prior to the Closing Date, the Company shall provide to the Parent and the Merger Sub, and shall cause each of the Company Subsidiaries to provide, and shall use its reasonable best efforts to cause the Company Representatives, including legal and accounting, to provide all cooperation reasonably requested by the Parent in connection with the Financing or any permitted replacement, amended, modified or alternative financing (collectively with the Financing, the “Available Financing”) (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries), including (i) (A) furnishing the Parent and the Merger Sub and their Financing Sources, as promptly as reasonably practicable following the Parent’s request, with such pertinent and customary information (other than financial information, which is covered by clause (ii) below), to the extent available to the Company, regarding the Company and the Company Subsidiaries as may be reasonably requested in writing by the Parent to consummate the offerings of debt securities contemplated by the Available Financing at the time and (B) furnishing the Parent and the Merger Sub and their Financing Sources, as promptly as reasonably practicable following the Parent’s request, with information (other than financial information, which is covered by clause (ii) below) regarding the Company and the Company Subsidiaries (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Company and the Company Subsidiaries) customary for the arrangement of loans contemplated by the Available Financing (the “Bank Financing”), to the extent reasonably available to the Company and reasonably requested in writing by the Parent to assist in preparation of customary offering or information documents or rating agency or lender presentations relating to such arrangement of loans, and including all information and data necessary to satisfy the conditions set forth in paragraphs B, E, F and K of Exhibit C of the Debt Commitment Letters (other than financial information, which is covered by clause (ii) below), (ii) furnishing the Parent and the Merger Sub and their Financing Sources as promptly as practicable all financial statements, pro forma financial statements and other financial data and financial information of the Company and the Company Subsidiaries that is required under the Debt Commitment Letters (as in effect on the date of this Agreement), including all financial statements and financial and other data of the type required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of debt securities, and of the type and form customarily included in offering documents used in private placements under Rule 144A of the Securities Act (including pro forma financial information), and other documents required to satisfy any customary negative assurance opinion, to consummate the Financing at the time the Financing is to be consummated, including all information and data necessary to satisfy the conditions set forth in paragraphs H and I of Exhibit C of the Debt Commitment Letter (the information, data, financial statements, pro forma financial statements, business and other financial data and financial information referred to in clauses (i) and (ii) herein shall mean the “Required Information”) and promptly providing Parent with any supplements to the Required Information as reasonably requested by the Parent, (iii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers, bookrunners or agents for, and prospective lenders and purchasers of, the Available Financing and senior management and the Company Representatives, with appropriate seniority and expertise, of the Company), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, and reasonably cooperating with the marketing efforts of the Parent and the Merger Sub and their Financing Sources, in each case in connection with the Available Financing, (iv) assisting with the preparation of materials for rating agency presentations, offering documents, bank information memoranda, private placement memoranda, prospectuses and similar documents required in connection with the Available Financing; provided that any offering documents in relation to debt securities need not be issued by the Company or any of the Company Subsidiaries, (v) using reasonable best efforts to obtain accountants’ comfort letters, title insurance, surveys and legal opinions reasonably requested by the Parent, (vi) using reasonable best efforts to assist in delivery of inventory appraisals and field audits reasonably requested by the Parent, (vii) taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by the Parent to permit the consummation of the Available Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately after the Effective Time, (viii) executing and delivering any customary credit agreements, indentures and pledge and security documents (subject to occurrence of the Effective Time and to be effective on the Closing Date) and otherwise reasonably facilitating the granting of a security interest (and perfection thereof) in collateral, guarantees, mortgages, other definitive financing documents or other certificates, customary closing certificates and documents as may be reasonably requested by the Parent, (ix) obtaining a certificate of the chief financial officer of the Company in customary form and content with respect to solvency matters to the extent required by the Financing Sources, customary authorization letters with respect to the bank information memoranda and consents of accountants to the use of their reports in any materials relating to the Available Financing, (x) assisting in (A) the preparation and execution of one or more credit agreements, indentures, purchase agreements, currency or interest hedging agreements or (B) the amendment of any of the Company’s or the Company Subsidiaries’ currency or interest hedging agreements, in each case, on terms that are reasonably requested by the Parent in connection with the Available Financing; provided that no obligation of the Company or any of the Company Subsidiaries under any such agreements or amendments shall be effective until the Effective Time, (xi) in connection with the Bank Financing or any bridge or loan financing contemplated by the Debt Commitment Letters, providing customary authorization letters to the Financing Sources of the Debt Financing authorizing the distribution of information to prospective lenders, (xii) cooperating with the due diligence of the Financing Sources of the Debt Financing, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of the Company, (xiii) using reasonable best efforts to arrange for customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all indebtedness contemplated by the Debt Commitment Letter to be paid off, discharged and terminated on the Closing Date and (xiv) prior to the Closing Date, providing all documentation and other information about the Company and each of its Subsidiaries as is reasonably requested in writing by the Parent upon request by any Financing Source at least five (5) Business Days prior to the Closing Date with respect to applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act; provided, however, that, no obligation of the Company or any of the Company Subsidiaries under any agreement, certificate, document or instrument (other than the authorization letters referred to above) shall be effective until the Effective Time, and none of the Company or any of the Company Subsidiaries or Company Representatives shall be required to pay any commitment or other fee or incur any other liability in connection with the Available Financing prior to the Effective Time, except to the extent such fee or liability is subject to reimbursement or indemnification pursuant to the next two sentences.  The Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of the Company Subsidiaries in connection with the cooperation of the Company and the Company Subsidiaries contemplated by this Section 6.5.  The Parent shall indemnify and hold harmless the Company, Company Subsidiaries and the Company Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information (other than historical financial information relating to the Company or the Company Subsidiaries and other than information furnished by or on behalf of the Company or the Company Subsidiaries) used in connection therewith, in each case except to the extent such losses, damages, claims, costs or expenses arise from the Company’s, the Company Subsidiaries’ or its Representatives’ gross negligence, bad faith or willful misconduct, as finally determined by a court of competent jurisdiction.  The Company will use its reasonable best efforts to periodically update any Required Information provided to the Parent pursuant to this Section 6.5(b) as may be necessary such that such Required Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading.  The Company hereby consents to the use of its and the Company Subsidiaries’ logos in connection with the Debt Financing contemplated by the Debt Commitment Letters; provided, that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or the Company Subsidiaries.  The Parent acknowledges and agrees that none of the Company, the Company Subsidiaries or the Company Representatives shall have any responsibility for, or incur any liability to, any Person under, any Financing that the Parent or the Merger Sub may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 6.5(b).  All non-public or otherwise confidential information regarding the Company or any of the Company Subsidiaries obtained by the Parent or the Merger Sub or their respective representatives pursuant to this Section 6.5(b) shall be kept confidential in accordance with the Confidentiality Agreement.

6.6

Directors’ and Officers’ Indemnification and Insurance.

(a)

For a period of not less than six (6) consecutive years immediately after the Effective Time, unless otherwise required by applicable Law, the Parent shall cause the articles of incorporation or bylaws or equivalent organizational documents of the Surviving Corporation to contain provisions no less favorable with respect to the exculpation from personal liability and indemnification of and advancement of expenses to directors, officers and employees than are set forth in the Company Articles of Incorporation and Company By-Laws (or equivalent organizational documents of the relevant Company Subsidiary) as in effect on the date hereof; provided, however, that if any claim or claims are asserted against any individual entitled to the protections of such provisions within such six (6) year period, such provisions shall not be modified until the final disposition of any such claims.  The Parent shall cause the Surviving Corporation to indemnify and advance expenses to each present and former director, officer and employee and employee benefit plan fiduciary (each, an “Indemnified Person”) of the

Company or any of the Company Subsidiaries (including rights relating to advancement of expenses and indemnification rights to which such individuals are entitled because they are serving as a director, officer or employee of another entity at the request of the Company or any of the Company Subsidiaries) in respect of actions, omissions or events occurring prior to or on the Effective Time to the fullest extent provided in the Company Articles of Incorporation or Company By-laws or the organizational documents of any Company Subsidiary, as applicable, any indemnification agreement or under applicable Laws, in each case, as in effect on the date of this Agreement (it being understood that, notwithstanding the foregoing, in no event shall the indemnification provided by the Surviving Corporation be less than the indemnification permitted by the applicable Laws then in effect).  Without limiting the generality of the preceding sentence, if any Indemnified Person becomes involved in any actual or threatened Proceeding covered by this Section 6.6 after the Effective Time, the Parent shall, or the Parent shall cause the Surviving Corporation, to the fullest extent permitted by applicable Law, to promptly advance to such Indemnified Person his or her legal or other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to such Indemnified Person providing the Parent with an undertaking to reimburse all amounts so advanced in the event of a non-appealable determination of a court of competent jurisdiction that such Indemnified Person is not entitled thereto; provided, that such obligation on the part of the Parent shall cease after the sixth (6th) anniversary of the Effective Time except with respect to any Proceeding covered by this Section 6.6 made or filed on or prior to the sixth (6th) anniversary of the Effective Time.

(b)

At or prior to the Effective Time, the Company shall and, if the Company is unable to, the Parent shall cause the Surviving Corporation, as of the Effective Time, to obtain and fully pay the premium for the extension of (i) the Side A coverage part (directors’ and officers’ liability) of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six (6) consecutive years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable as the Company’s existing policies with respect to any matter claimed against a director or officer of the Company or any of the Company Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby).  If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and the Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) consecutive years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and the Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for such six (6) year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall the Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of three hundred percent (300%) of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c)

If the Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or shall cease to continue to exist for any reason or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Parent or the Surviving Corporation, as applicable, shall assume all of the obligations set forth in this Section 6.6.

(d)

The provisions of this Section 6.6 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person and his or her heirs, personal representatives or similar representatives, shall be binding on all successors and assigns of the Parent and the Surviving Corporation and shall not be amended in a manner that is adverse to the Indemnified Persons (including their successors, assigns and heirs) without the express written consent of the Indemnified Person (including the successors, assigns and heirs) affected thereby.

6.7

No Control of Other Party’s Business.  Nothing contained in this Agreement is intended to give the Parent or any Parent Subsidiary as relates to the Company or any Company Subsidiary, or vice versa, directly or indirectly, the right to control or direct the other party’s or its Subsidiary’s operations prior to the Effective Time.

6.8

Transfer Taxes.  The Company and the Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, and transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to Tax, “Transfer Taxes”).  All Transfer Taxes shall be paid by the Surviving Corporation and expressly shall not be a liability of any shareholder of the Company.

6.9

Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Common Stock resulting from the transactions contemplated hereby, by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.10.

Confidentiality Agreement.  The Company and the Parent acknowledge and agree that the Confidentiality Agreement dated April 8, 2011 between the Parent and the Company (the “Confidentiality Agreement”) shall remain in full force and effect and be binding upon the

Company and the Parent and shall survive termination of this Agreement for the period set forth therein.

6.11

Cooperation with Solvency Opinion.  Each of the Parent and the Company shall use their respective commercially reasonable efforts to (a) make available their respective officers, agents and other representatives on a customary basis and upon reasonable notice and (b) provide or make available such information and documents concerning the business, properties, Contracts, assets and liabilities of the Company and, in the case of the Parent, the Financing, as may reasonably be requested by such appraisal firm in connection with the preparation and delivery of the opinion described in Section 7.3(c).  The Parent shall pay the fees and expenses incurred in connection with obtaining such opinion, when such fees and expenses are due and payable.

6.12

Public Announcements.  The Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or stock exchange regulation or listing requirement, including disclosures required under the federal securities laws.  Notwithstanding the foregoing, nothing in this Section 6.12 shall limit the rights of the Company or the rights of the Company Board under Section 4.3, including an announcement of any Change in Recommendation or Intervening Recommendation Change or acceptance of a Superior Proposal.

6.13

Notification of Certain Matters.  From and after the date of this Agreement until the Effective Time, the Company and the Parent shall promptly notify each other in writing promptly after (a) becoming aware of (i) the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (ii) the failure of such party to comply with any covenant or agreement to be complied with by it pursuant to this Agreement which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, (b) receiving any notice or other communication from any Governmental Authority in connection with the Merger or other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or (c) any Proceeding is commenced or, to such party’s Knowledge, threatened against, relating to or involving such party or any of its Subsidiaries which relate to the Merger; provided, however, that the delivery of any notice pursuant to this Section 6.13 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to either party, and the failure to deliver any such notice shall not affect any of the conditions set forth in Article VII, below; and provided, further, that the delivery of any notice pursuant to this Section 6.13 shall not cause the failure of any condition set forth in Article VII, below, to be satisfied nor shall the delivery of any such notice be deemed an admission that any condition in Article VII, below, is not or will not be satisfied or that there has been any Company Material Adverse Effect.

6.14

Options; Restricted Awards; ESPP.

(a)

Pursuant to the terms of the Company Option Plans, all unvested Company Options and Company Restricted Stock Awards outstanding thereunder shall become vested at the Effective Time, and all unvested Company Restricted Stock Unit Awards outstanding shall become vested immediately prior to the Effective Time.  Such Shares shall be considered outstanding for all purposes of this Agreement, including the conversion of such shares into the right to receive the Per Share Consideration in accordance with Article I of this Agreement.

(b)

As of the Effective Time, in exchange for the cancellation of all Company Restricted Stock Awards and Company Options, (i) each holder of a Company Restricted Stock Award shall be paid the Per Share Consideration for each share of Restricted Stock and (ii) each holder of an outstanding Company Option shall be paid a cash payment, if any, equal to (A) the Per Share Consideration less the exercise price of the Company Option per share, multiplied by (B) the number of shares outstanding under the Company Option.  All Company Options outstanding immediately prior to the Effective Time for which the exercise price is more than the Per Share Consideration shall be cancelled as of the Effective Time for no consideration.  Such amounts shall be reduced by any federal or state income and employment tax withholding required by law.   As of the Effective Time, each holder of a Company Restricted Stock Unit Award shall either (i) be paid the Per Share Consideration for each Restricted Stock Unit or (ii) receive one Share in exchange for each Restricted Stock Unit Award and immediately thereafter be paid the Per Share Consideration for each Share received.

(c)

Prior to the Effective Time, the Company, the Company Board and the applicable committee(s) administering the Company Option Plans, as applicable, shall take such actions as are necessary to effect the provisions of this Section 6.14.

(d)

Prior to the Effective Time, (i) the Company, the Company Board and the applicable committee administering the Company’s Amended and Restated Employee Stock Purchase Plan, as applicable, shall determine the date on which the then-current offering period, if any, shall terminate; and (ii) accumulated payroll deductions on such date shall be used to purchase the applicable number of shares.  The Amended and Restated Employee Stock Purchase Plan shall terminate immediately following the Effective Time. Notwithstanding anything to the contrary set forth herein, the Company shall take all further actions to ensure that a new offering period does not begin following the date of this Agreement.

6.15

Resignation of Directors.  The Company shall cause each of its directors and, if requested by the Parent, each director of each Company Subsidiary (or person fulfilling a similar role) to resign (or otherwise to be removed) from such board of directors (or equivalent body) effective immediately prior to the Effective Time.

6.16

Takeover Laws.  If any Takeover Law shall become applicable to the Merger or the other transactions contemplated by this Agreement after the date of this Agreement, each of the Company and the Parent and members of their respective boards of directors (or similar governing bodies) shall grant such approvals and take such actions as are reasonably necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated hereby.

6.17

FIRPTA Certification.  At the Closing, the Company shall deliver to the Parent a certificate that complies with Section 1445 of the Code and the Treasury Regulations promulgated thereunder certifying that an interest in the Company is not a United States real property interest.  To the extent such a certificate is not delivered, the Parent and the Paying Agent shall deduct and withhold such amounts as may be required, in accordance with Section 1.8(f).  For the avoidance of doubt, a failure by the Company to deliver such a certificate shall not otherwise impact the respective obligations of each party to effect the Merger and the other transactions contemplated hereby.

ARTICLE VII - CONDITIONS OF MERGER

7.1

Conditions Applicable to Each Party.  The respective obligations of each party to effect the Merger and the other transactions contemplated hereby is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)

Company Requisite Vote.  The Company Requisite Vote shall have been obtained.

(b)

Antitrust.  The waiting period (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c)

No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is in effect preventing or prohibiting consummation of the transactions contemplated by this Agreement or restricting the consummation of the transactions contemplated by this Agreement.

7.2

Additional Conditions Applicable to the Parent and the Merger Sub.  The respective obligations of the Parent and the Merger Sub to effect the Merger and the other transactions contemplated hereby is subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

(a)

Company’s Representations and Warranties.  Without giving effect to any notice to the Parent under Section 6.13, above, (i) each of the representations and warranties contained in Sections 2.2 and 2.4 shall be true and correct (except in the case of Section 2.2 for de minimis inaccuracies) as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct as of such other date, and (ii) each of the representations and warranties of the Company contained in this Agreement (other than in Sections 2.2 and 2.4), disregarding all references to “materiality” or “Company Material Adverse Effect”, shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct as of such other date, except, in either case, where the failure of such representations and warranties to be so true and correct would not reasonably be expected to result in a Company Material Adverse Effect.  The Parent shall have received a certificate signed on behalf of the Company by its chief executive officer and chief financial officer to the foregoing effect.

(b)

Company’s Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.  The Parent shall have received a certificate signed on behalf of the Company by its chief executive officer and chief financial officer to the foregoing effect.

(c)

No Company Material Adverse Effect ..  Since December 31, 2010, there shall have been no Company Material Adverse Effect and no event or circumstance shall have occurred that would be reasonably expected to result in a Company Material Adverse Effect.   The Parent shall have received a certificate signed on behalf of the Company by its chief executive officer and chief financial officer to the foregoing effect.

(d)

No Challenge ..  There shall not be pending or, to the Knowledge of the Parent or the Company, threatened any Proceeding by any Governmental Authority wherein an unfavorable Order would reasonably be expected to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation thereof or (iii) affect the right or powers of the Parent to own, operate or control the Company so as to result in a Company Material Adverse Effect.

7.3

Additional Conditions Applicable to the Company.  The obligation of the Company to effect the Merger and the other transactions contemplated hereby is subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

(a)

Parent’s and Merger Sub’s Representations and Warranties.  Without giving effect to any notice to the Company under Section 6.13, above, (i) each of the representations and warranties of the Parent and the Merger Sub contained in this Agreement that is qualified by reference to “materiality” shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct as of such other date, and (ii) each of the representations and warranties of the Parent and the Merger Sub contained in this Agreement that is not qualified by reference to “materiality” shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct as of such other date.  The Company shall have received a certificate signed on behalf of the Parent by its chief executive officer and chief financial officer to the foregoing effect.

(b)

Parent’s and Merger Sub’s Agreements and Covenants.  The Parent and the Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.  The Company shall have received a certificate signed on behalf of the Parent by its chief executive officer and chief financial officer to the foregoing effect.

(c)

Solvency Opinion.  The Company shall have received an opinion in form and substance reasonably acceptable to the Company, of a nationally recognized independent valuation firm reasonably acceptable to the Parent and the Company, addressed to the Company Board and dated as of the Closing Date, to the effect that, immediately before and immediately after giving effect to the transactions contemplated by this Agreement, including the Financing, the payment of the Merger Consideration, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, the Parent, the Surviving Corporation and the Parent Subsidiaries, taken as a whole, are solvent, with such assumptions and qualifications as are customary in solvency opinions from valuation firms.

ARTICLE VIII - TERMINATION

8.1

Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after the Company Requisite Vote is obtained (except as noted), as applicable:

(a)

by mutual written consent duly authorized by the Parent Board and the Company Board;

(b)

by either the Company or the Parent by written notice to the other, if:

(i)

(x) the Shareholders’ Meeting (including any adjournments thereof) shall have been held and completed and the shareholders of the Company shall have taken a final vote on a proposal to adopt this Agreement and (y) the Company Requisite Vote shall not have been obtained; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to the Company if the failure to obtain the Company Requisite Vote was primarily due to the breach or failure of the Company to perform in a material respect any of its obligations under this Agreement;

(ii)

a Governmental Authority shall have issued a non-appealable Final Order or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Transaction; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such non-

appealable Final Order was primarily due to the breach or failure of such party to perform in a material respect any of its obligations under this Agreement; or

(iii)

the consummation of the Merger shall not have occurred on or before December 15, 2011 (as may be extended in accordance with this Section 8.1(b)(iii), the “End Date”); provided, however, that if the Marketing Period has commenced on or before such End Date, but will not end before December 15, 2011, such End Date shall automatically be extended by thirty (30) days; provided, further, that the End Date will not occur sooner than three (3) Business Days after the final day of the Marketing Period; and provided, further, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to a party if the failure of the Merger to be consummated before the End Date was primarily due to the breach or failure of such party to perform in a material respect any of its obligations under this Agreement;

(c)

by the Parent by written notice to the Company, if the representations and warranties of the Company contained in this Agreement shall have been untrue when made or shall become untrue or the Company breaches or fails to perform any of its agreements or covenants contained in this Agreement, and which such inaccuracy, breach or failure to perform would give rise to the failure of a condition set forth in Section 7.2, provided, that if such inaccuracy in the Company’s representations and warranties or breach by the Company of a covenant or agreement is curable by the Company through exercise of its commercially reasonable efforts, then the Parent may not terminate this Agreement pursuant to this Section 8.1(c) for ten (10) consecutive days after delivery of written notice from the Parent to the Company of such breach, so long as the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Parent may not terminate this Agreement pursuant to this Section 8.1(c) if such breach by the Company is cured during such ten (10) day period); provided, that the Parent cannot terminate this Agreement pursuant to this clause (c) if it has breached this Agreement at or prior to the time of termination and such breach has not been cured;

(d)

by the Company by written notice to the Parent if the representations and warranties of the Parent or the Merger Sub contained in this Agreement shall have been untrue when made or shall become untrue or the Parent or the Merger Sub breaches or fails to perform any of their agreements or covenants contained in this Agreement, and which such inaccuracy, breach or failure to perform would give rise to the failure of a condition set forth in Section 7.3, provided, that if such inaccuracy in the Parent’s or the Merger Sub’s representations and warranties or breach by the Parent or the Merger Sub of a covenant or agreement is curable by the Parent or the Merger Sub through exercise of commercially reasonable efforts, then the Company may not terminate this Agreement pursuant to this Section 8.1(d) for ten (10) consecutive days after delivery of written notice from the Company to the Parent of such breach, so long as the Parent or the Merger Sub, as the case may be, continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if such breach by the Parent or the Merger Sub is cured during such ten (10) day period); provided, that the Company cannot terminate this Agreement pursuant to this clause (d) if it has breached this Agreement at or prior to the time of termination and such breach has not been cured;

(e)

by the Company by written notice to the Parent, prior to the receipt of the Company Requisite Vote, if the Company terminates this Agreement and enters into an Acquisition Agreement with respect to a Superior Proposal pursuant to and in compliance with Section 4.3 and if the Company pays the Termination Fee and the Parent Reimbursable Expenses in accordance with Section 8.3;

(f)

[Reserved.];

(g)

by the Parent by written notice to the Company, if (A) the Company Board shall have failed to include the Recommendation in the Proxy Statement or shall have effected a Change of Recommendation or an Intervening Recommendation Change; (B) the Company enters into an Acquisition Agreement; (C) the Company Board or any committee thereof approves, endorses or recommends any Takeover Proposal; (D) the Company or the Company Board shall have publicly announced its intention to do any of the foregoing; (E) the Company materially breaches any of its obligations set forth in Section 4.3; or (F) a tender or exchange offer relating to the Company’s securities shall have been commenced by a Person unaffiliated with Parent, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer.

(h)

by the Company by written notice to the Parent if (i) the conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing), (ii) the Company has irrevocably confirmed in writing that all conditions set forth in Section 7.3 have been satisfied or that it is willing to waive all unsatisfied conditions in Section 7.3 provided that the Closing occurs by the close of business on the second Business Day following the date of such notice, (iii) the Marketing Period has ended or will end on the date of such notice, and (iv) by the close of business on the second Business Day after the Company has delivered written notice to the Parent of the satisfaction of such conditions and such confirmation, the Merger shall not have been consummated; provided that such conditions in Sections 7.1 and 7.2 remain satisfied and the Company’s certification remains in full force and effect at the close of business on such second Business Day; provided, further, that during such period of two (2) Business Days, no party shall be entitled to terminate this Agreement pursuant to Section 8.1(b)(iii) until after the close of business on the Business Day immediately following the last day of such period.

8.2

Effect of Termination.  In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith be of no further force and effect, without any liability on the part of the Parent, the Merger Sub or the Company and their respective directors, officers, employees, partners, members or stockholders and all rights and obligations of any party hereto shall cease, provided that (i) Section 2.23, Section 3.7, Section 4.4, the fifth to last and penultimate sentences of Section 6.5(b), and Section 6.10, above, this Section 8.2, and

Section 8.3 and Article IX, below, shall survive any termination of this Agreement, (ii) the Funding Agreement (in accordance with its terms) shall survive the termination of this Agreement, (iii) the provisions of the Confidentiality Agreement shall survive the termination of this Agreement (subject to the time period set forth therein) and (iv) subject to Sections 8.3(d) , 8.3(e) and 9.9(d), nothing contained herein shall relieve any party from liabilities or damages suffered by the other parties hereto arising out of any intentional or willful breach arising prior to termination of this Agreement or fraud by such breaching party.

8.3

Fees and Expenses; Limitation of Liability.

(a)

In the event that:

(i)

(A) a Takeover Proposal shall have been publicly announced after the date hereof and not withdrawn prior to the Shareholders’ Meeting or prior to the termination of this Agreement if there has been no Shareholders’ Meeting, and (B) following the occurrence of a public announcement described in the preceding clause (A), this Agreement is terminated by the Company or the Parent pursuant to Section 8.1(b)(i), Section 8.1(b)(iii) or Section 8.1(c) and (C) within twelve (12) months of the date this Agreement is terminated, the Company enters into a definitive agreement with respect to any Takeover Proposal and thereafter such Takeover Proposal is consummated (in each case whether or not the Takeover Proposal was the same Takeover Proposal referred to in clause (A)); provided, that for purposes of clause (C) of this Section 8.3(a)(i), the references to fifteen percent (15%) in the definition of Takeover Proposal shall be deemed to be references to fifty percent (50%); or

(ii)

this Agreement is terminated by the Company pursuant to Section 8.1(e); or

(iii)

this Agreement is terminated by the Parent pursuant to Section 8.1(g);

then, in any such event under clauses (i), (ii) or (iii) of this Section 8.3(a), the Company shall pay to the Parent the Termination Fee by wire transfer (instructions for which have been provided to the Company on the date hereof) of same day funds within two (2) Business Days after such termination or after the consummation of a Takeover Proposal, as applicable, and following such termination or after consummation of such Takeover Proposal, as applicable, the Company shall pay to the Parent the Parent Reimbursable Expenses by wire transfer (instructions for which have been provided to the Company on the date hereof) of same day funds within two (2) Business Days after receiving from the Parent an itemized statement of the Parent Reimbursable Expenses; it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.  As used herein, “Termination Fee” shall mean a cash amount equal to $13,000,000.  In the event that this Agreement is terminated pursuant to Section 8.1(b)(i) or Section 8.1(c), the Parent Reimbursable Expenses shall be paid by the Company to the Parent by wire transfer of same day funds after such termination within two (2) Business Days after receiving from the Parent an itemized statement of the Parent

Reimbursable Expenses; provided, that the payment of the expense reimbursement pursuant to this sentence shall not be deemed to relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to this Section 8.3.  The payment of the expense reimbursement pursuant to this Section 8.3(a) shall not be a condition to the termination of this Agreement and the obligation to make such payment shall survive the termination of this Agreement.

(b)

In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d) or Section 8.1(h), the Parent shall pay or cause to be paid to the Company a fee equal to $26,000,000 (the “Parent Termination Fee”) within two (2) Business Days after such termination, by wire transfer of same day funds to one or more accounts designated by the Company and following such termination, the Parent shall pay to the Company the Company Reimbursable Expenses by wire transfer of same day funds to such account or accounts within two (2) Business Days after receiving from the Company an itemized statement of the Company Reimbursable Expenses; it being understood that in no event shall the Parent be required to pay the Parent Termination Fee or the Company Reimbursable Expenses on more than one occasion.  The payment of the expense reimbursement pursuant to this Section 8.3(b) shall not be a condition to the termination of this Agreement and the obligation to make such payment shall survive the termination of this Agreement.

(c)

Each of the parties hereto acknowledge that the agreements contained in this Section 8.3 are an integral part of transactions contemplated hereby, and that without these agreements, the parties would not enter into this Agreement; accordingly, if either party fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, the other party commences a Proceeding which results in a judgment against the defaulting party for the payments set forth in this Section 8.3, the defaulting party shall pay the non-defaulting party its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.  For the avoidance of doubt, any payments required to be made pursuant to this Section 8.3(c) to the Company and the Parent shall not be subject to the caps on Company Reimbursable Expenses and Parent Reimbursable Expenses, respectively.

(d)

Except for and subject to the right of the Company to specific performance in accordance with Section 9.9, payment of the fees and expenses described in Section 8.3(b) shall be deemed liquidated damages and shall be in lieu of damages incurred in the event of termination of this Agreement pursuant to Section 8.1(d) or Section 8.1(h) and shall be the exclusive remedy of the Company and the Company Subsidiaries for any such termination of this Agreement against the Parent, the Merger Sub, the Financing Sources under the Debt Financing, the Funding Parties and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates or agents (each of the foregoing, the “Parent Related Parties”; provided, for the avoidance of doubt, that the term “Parent Related Parties” shall not include the Parent, the Merger Sub or any of their Subsidiaries) for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated, and upon the payment by the Parent of the fees and expenses described in Section 8.3(b) when due in accordance with this Agreement, none of the Parent, the Merger Sub or any of their Subsidiaries or the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that such parties (other than the Financing Sources under the Debt Financing) shall remain obligated for, and the Company and the Company Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement and the indemnification, reimbursement and expense obligations of the Parent contained in Section 6.5(b)).

(e)

Except for and subject to the right of the Parent and the Merger Sub to specific performance in accordance with Section 9.9, (i) in the absence of intentional or willful breach or fraud, the payment of the fees and expenses described in Section 8.3(a) shall be deemed liquidated damages and shall be in lieu of damages incurred in the event of termination of this Agreement pursuant to Section 8.1(b)(i), Section 8.1(c), Section 8.1(e) or Section 8.1(g), and shall be the exclusive remedy of the Parent and the Merger Sub for any such termination of this Agreement against the Company, the Company Subsidiaries and any of their respective former, current, or future shareholders, directors, officers, affiliates or agents (each of the foregoing, the “Company Related Parties”; provided, for the avoidance of doubt, that the term “Company Related Parties” shall not include the Company or any of their Subsidiaries), and upon the payment by the Company of the fees and expenses described in Section 8.3(a), when due in accordance with this Agreement, none of the Company or any of the Company Subsidiaries or the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that such parties shall remain obligated for, and the Parent and the Merger Sub may be entitled to remedies with respect to, the Confidentiality Agreement) and (ii) to the extent not further limited by the payment of fees and expenses referred to in clause (i) above, in no event shall the aggregate liability of the Company, the Company Subsidiaries and the Company Related Parties exceed $26,000,000 for any loss suffered as a result of any breach of this Agreement or the failure of the Merger to be consummated.

(f)

Notwithstanding anything to the contrary contained herein (including Section 9.9), in the event that (i) the Parent and Merger Sub fail to complete the Closing by the End Date, solely due to the fact that the Debt Financing (or, if alternative financing is being used in accordance with Section 6.5(a), pursuant to the commitments with respect thereto) is not available to the Parent and (ii) the Parent and Merger Sub have complied with all of their covenants in this Agreement (including Section 6.5(a)), then the sole and exclusive remedy available to the Company shall be the termination of this Agreement pursuant to Section 8.1(h) and (if payable under Section 8.3(b)) receipt of (A) the Parent Termination Fee and Company Reimbursable Expenses pursuant to Section 8.3(b) and (B) any indemnification, reimbursement and expense obligations of the Parent and Merger Sub under Section 6.5(b).

8.4

Amendment.  This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after the adoption of this Agreement by the Company Requisite Vote; provided, however, that after any such adoption, no amendment shall be made which by Law requires further approval by such shareholders without obtaining such approval.

8.5

Extension; Waiver.  At any time prior to the Effective Time, the parties hereto may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

ARTICLE IX - GENERAL PROVISIONS

9.1

Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any agreement, instrument or document delivered pursuant to this Agreement shall survive the Effective Time.  This Section 9.1 shall not limit any agreement of the parties (for avoidance of doubt, excluding any representation or warranty provided by a party) that by its terms contemplates performance after the Effective Time.

9.2

Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed given and received when delivered personally, three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested), one (1) Business Day after being delivered by an express courier (with confirmation of receipt), or when sent by facsimile or e-mail (with confirmation of receipt), in each case to the parties at the following addresses or facsimile numbers, as the case may be (or at such other address or facsimile number for a party as shall be specified by like changes of address or facsimile number) and shall be effective upon receipt:

If to the Company:

Renaissance Learning, Inc.

2911 Peach Street

P.O. Box 8036

Wisconsin Rapids, Wisconsin 54495
Attention:  Glenn R. James, Chief Executive Officer
Telephone No.:  (715) 424-3636
Telecopy No.:  (715) 424-4242

with copies (which shall not constitute notice) to:

Godfrey & Kahn, S.C.
780 North Water Street

Milwaukee, Wisconsin 53202
Attention:  Dennis F. Connolly
Telephone No.:  (414) 273-3500
Telecopy No.: (414) 273-5198

Sidley Austin LLP

One South Dearborn

Chicago, Illinois  60603

Attention:  Thomas A. Cole

Telephone No.:  (312) 853-7473
Telecopy No.:  (312) 853-7036

and

if to the Parent or the Merger Sub, to:

Permira Advisers LLC

64 Willow Place, Suite 101

Menlo Park, CA 94025
Attention:  Brian Ruder
Telephone No.:  (650) 681-4704
Telecopy No.:  (650) 853-0180

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Palo Alto, California  94301
Attention:  Kenton J. King
Telephone No.:  (650) 470-4500
Telecopy No.:  (650) 798-6527

9.3

Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.4

Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.5

Entire Agreement.  This Agreement (including the documents and instruments referred to in this Agreement, including the Confidentiality Agreement and the Funding Agreement) constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and, except as set forth in Section 9.7, below, is not intended to confer upon any other Person any rights or remedies hereunder.

9.6

Assignment.  This Agreement shall not be assigned by operation of Law or otherwise, except that the Parent and the Merger Sub may assign all or any of their respective rights hereunder and thereunder to any Affiliate, provided that no such assignment shall relieve the Parent of its obligations hereunder; provided, further, that the Parent and the Merger Sub may assign any or all of its rights under this Agreement or any related documents to any Financing Source as collateral security.

9.7

Parties in Interest.  Subject to Section 9.6, above, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied (including Annex A hereto), is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than: (a) the Indemnified Persons, who shall be entitled to enforce Section 6.6, above, respectively, as third-party beneficiaries of such provisions; (b) the Company Representatives, who shall be entitled to enforce the fifth to last sentence of Section 6.5(b), above, as third party beneficiaries of such provisions applicable to them and (c) the Financing Sources (solely with respect to Sections 8.3(d), 9.6 and 9.9).

9.8

Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Wisconsin, regardless of the Laws that might otherwise govern under applicable principles of choice of law or conflicts of law.

9.9

Enforcement.

(a)

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.  The parties hereby (i) submit to the exclusive jurisdiction of any New York State court or Federal court sitting in the city of New York (and appellate courts thereof) with respect to disputes relating to this Agreement or the transactions contemplated hereunder, (ii) agree not to object to venue in such courts or to claim that such forum is inconvenient, and (iii) agree that notice or the service of process in any Proceeding shall be properly served or delivered if delivered in the manner contemplated by Section 9.2 hereof; provided, however, that each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind of description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources of the Debt Financing in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, Borough of Manhattan, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).  Except as otherwise set forth herein, including Section 8.3 and Section 9.9(d), all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available under applicable Law.

(b)

Notwithstanding the foregoing, the right of the Company to obtain an injunction, or other appropriate form of specific performance or equitable relief, in each case, solely with respect to causing the Parent and the Merger Sub to cause the Equity Financing to be funded at any time but only simultaneously with the receipt of the Debt Financing (whether under this Agreement, the Equity Financing Commitment or the Funding Agreement) shall be subject to the requirements that: (A) all conditions in Sections 7.1 and 7.2 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived, (B) the Parent and the Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, (C) the Debt Financing (or, if alternative financing is being used in accordance with Section 6.5, pursuant to the commitments with respect thereto) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing and (D) the Company has irrevocably confirmed that (1) all conditions set forth in Section 7.3 have been satisfied or that it is willing to waive any of the conditions to the extent not so satisfied in Section 7.3 and (2) if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur. It is further hereby acknowledged and agreed that the Company has the right to specific performance to cause the Parent and the Merger Sub to use reasonable best efforts to enforce the terms of the Debt Commitment Letters, which may include a demand that the Merger Sub and the Parent file one or more lawsuits against the sources of Debt Financing to fully enforce such sources’ obligations thereunder and the Parent’s and the Merger Sub’s rights thereunder, and such right shall be subject to the requirements that (A) all conditions in Sections 7.1 and 7.2 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived, (B) the Parent and the Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, (C) the Company has irrevocably confirmed that (1) all conditions set forth in Section 7.3 have been satisfied or that it is willing to waive any of the conditions in Section 7.3 to the extent not so satisfied and (2) if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur and (D) all conditions to the consummation of the Debt Financing contemplated by the Debt Commitment Letters (other than the receipt of the Equity Financing and those conditions that by their nature cannot be satisfied until the Closing, but each of which, including the receipt of the Equity Financing, shall be capable of being satisfied on the Closing (and shall be satisfied on the Closing Date)) have been satisfied and remain satisfied.  For the avoidance of doubt, in no event shall the Company be entitled to specific performance to cause Parent and/or Merger Sub to cause the Equity Financing to be funded if the Debt Financing (or, if alternative financing is being used in accordance with Section 6.5(a), pursuant to commitments with respect thereto) has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing).

(c)

Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) the party seeking such relief has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such injunction.

(d)

While the Company may pursue either a grant of specific performance under this Section 9.9 or the payment of the Parent Termination Fee and/or Company Reimbursable Expenses by Parent under Section 8.3(b), under no circumstances shall the Company be permitted or entitled to receive both (i) a grant of specific performance that permits the consummation of the transactions contemplated by this Agreement, including the Merger, in accordance with the terms of this Agreement and (ii) monetary damages in connection with this Agreement or any termination of this Agreement in excess of the Parent Termination Fee and the Company Reimbursable Expenses.

(e)

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY LITIGATION WHICH MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT, OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM IN ANY SUCH LITIGATION (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) INCLUDING ANY LITIGATION AGAINST FINANCING SOURCES ARISING OUT OF THIS AGREEMENT OR THE DEBT COMMITMENT LETTERS.

9.10

Counterparts.  This Agreement may be executed in two (2) or more counterparts and by exchange of original, facsimile and/or Portable Document Format (a/k/a “.PDF”) signature pages, all of which shall be considered one and the same agreement and shall become effective when counterparts of such signature pages have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart signature page.

9.11

Time is of the Essence.  Time is of the essence as to all performance under this Agreement.

9.12

Interpretation.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Annexes, such reference will be to an Article or Section of or Exhibit or Annex to this Agreement unless otherwise indicated.  The table of contents contained in this Agreement is for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or  “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”  Unless the context otherwise requires (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require, and (iv) terms used herein that are defined in GAAP have the meanings ascribed to them therein.  No provision of this Agreement will be interpreted in favor of, or against, either of the parties to this Agreement by reason of the extent to which either such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof, and no rule of strict construction will be applied against either party hereto.  The Company Disclosure Letter and the Parent Disclosure Letter, as well as all Exhibits and the Annex hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.  This Agreement will not be interpreted or construed to require either party to take any action, or fail to take any action, if to do so would violate any applicable Law.  References to the “other party” or “either party” will be deemed to refer to the Company, the Parent or the Merger Sub, as the case may be.  References herein to “ordinary course of business” shall be deemed to include “in a manner consistent with past practices.”  The Company or the Parent, as the case may be, shall, without limitation, be deemed to have “made available” to the other party for purposes of this Agreement any agreements, instruments, certificates and other documents maintained on the Electronic Data Gathering, Analysis, and Retrieval system (a/k/a EDGAR) or in the RR Donnelley virtual data rooms provided in connection with the transactions contemplated by this Agreement, including the Merger, in each case at least one (1) Business Day prior to the date hereof.

9.13

Non-Reliance.  The Parent and the Merger Sub acknowledge and agree that, except for the representations and warranties expressly set forth in this Agreement, neither the Company nor any of the Company Representatives has made, in connection with the Parent’s and the Merger Sub’s investigation of the Company or otherwise, any representation or warranty, express or implied, including with respect to the accuracy or completeness of any information, written or oral, relating to the Company or the Company Subsidiaries.

[Signatures follow.]

IN WITNESS WHEREOF, the Parent, the Merger Sub and the Company have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT

Raphael Holding Company

By:  /s/ Brian Ruder
Print Name:  Brian Ruder
Title:  President

MERGER SUB:

Raphael Acquisition Corp.

By:  /s/ Brian Ruder
Print Name:  Brian Ruder
Title:  President

COMPANY:

Renaissance Learning, Inc.

By:  /s/ Glenn R. James
Print Name:  Glenn R. James
Title:  Chief Executive Officer

Exhibit A

Glossary of Defined Terms

“Acquisition Agreement” has the meaning set forth in Section 4.3(d) of this Agreement.

“Adjustment” has the meaning set forth in Section 1.9 of this Agreement.

“Affiliate” means, with reference to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.  For purposes of this definition, “ control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.  Notwithstanding the foregoing, no “portfolio company” of any partner of the Parent shall be deemed to be an Affiliate of the Parent, the Merger Sub or such partner.

“Agreement” means the Agreement and Plan of Merger dated August 15, 2011, by and among the Parent, the Merger Sub and the Company, as the same may be amended from time to time in accordance with the terms and conditions thereof.

“Antitrust Laws” has the meaning set forth in Section 6.3(b) of this Agreement.

“Articles of Merger” has the meaning set forth in Section 1.3 of this Agreement.

“Available Financing” has the meaning set forth in Section 6.5(b) of this Agreement.

“Bank Financing” has the meaning set forth in Section 6.5(b) of this Agreement.

“Blackout Period” means each of (i) the period starting August 19, 2011 and ending September 5, 2011, (ii) the period starting November 23, 2011 and ending November 25, 2011, and (iii) the period starting December 23, 2011 and ending January 4, 2012.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banking institutions in the State of Wisconsin are required or authorized by applicable Law or executive order to be closed.

“Change of Recommendation” has the meaning set forth in Section 4.3(d) of this Agreement.

“Closing” means the consummation of the transactions contemplated by this Agreement, including the Merger.

“Closing Date” has the meaning set forth in Section 1.2 of this Agreement.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, each as amended to date.

“Company” has the meaning set forth in the opening paragraph of this Agreement.

“Company Articles of Incorporation” has the meaning set forth in Section 2.1 of this Agreement.

“Company Benefit Plan” has the meaning set forth in Section 2.10(a) of this Agreement.

“Company Board” has the meaning set forth in the recitals to this Agreement.

“Company Book Entry Shares” has the meaning set forth in Section 1.8(b) of this Agreement.

“Company By-Laws” has the meaning set forth in Section 2.1 of this Agreement.

“Company Certificates” has the meaning set forth in Section 1.8(b) of this Agreement.

“Company Common Stock” has the meaning set forth in Section 1.7(a) of this Agreement.

“Company Consents” has the meaning set forth in Section 6.3 of this Agreement.

“Company Disclosure Letter” has the meaning set forth in the opening paragraph of Article II of this Agreement.

“Company ERISA Affiliate” means any trade or business, whether or not incorporated, which is treated as a single employer with the Company pursuant to Subsections (b), (c), (m) or (o) of Section 414 of the Code.

“Company Financial Advisor” has the meaning set forth in Section 2.22 of this Agreement.

“Company License” has the meaning set forth in Section 2.11(a) of this Agreement.

“Company Material Adverse Effect” means any change, circumstance, event or effect (each, an “Effect”) that, when considered either individually or together with all other Effects is materially adverse to (a) the business, assets and liabilities (taken together), financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole or (b) the ability of the parties to consummate the transactions contemplated hereby; provided, however, with respect to clause (a), that in no event shall any of the following Effects be deemed to constitute, or be taken into account in determining whether there has been, a “Company Material Adverse Effect” hereunder:  (i) any Effect that resulted from the entry into or announcement of the execution of this Agreement, including any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company or any of the Company Subsidiaries with its customers, employees, financing sources, suppliers, or strategic partners that resulted from entry into or the announcement of the execution of this Agreement; (ii) the performance by the Company of obligations required to be taken under this Agreement ; (iii) changes affecting the economy or the securities, credit or financial markets in general in the United States; (iv) changes that are the result of factors generally affecting any business in which the Company and/or any Company Subsidiary operates; (v) any change in the market price or trading volume of the Company Common Stock (provided that the exception in this clause shall not prevent or otherwise affect a determination that any Effect underlying such change has resulted in, or contributed to, a Company Material Adverse Effect); (vi) the suspension of trading in securities generally on the NASDAQ (provided that the exception in this clause shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect); (vii) any adoption, implementation, proposal or change in any applicable Law or required change in GAAP or interpretation of any of the foregoing after the date hereof; (viii) any action taken or not taken to which the Parent has expressly consented to in writing; (ix) the failure of the Company to meet any internal or public projections, forecasts or estimates of revenues or earnings for any period ending on or after December 31, 2010 (provided that the exception in this clause shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect); (x) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism (except to the extent any of the foregoing causes any damage or destruction to or renders unusable any facility or property of the Company or any of the Company Subsidiaries); (xi) any loss by the Company of the services of Terrance D. Paul or Judith Ames Paul; or (xii) any reductions of or reallocations within education budgets at the federal, state or local government level; provided, however, that changes set forth in clauses (iii), (iv), (vi), (vii), (x) and (xii), above, may be taken into account in determining whether there has been or is a Company Material Adverse Effect to the extent such changes have a disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, relative to the other participants in the industries and in the geographic markets in which the Company conducts its business and are not otherwise excluded by any of clauses (i), (ii), (v) or (viii), above.

“Company Option” has the meaning set forth in Section 2.2 of this Agreement.

“Company Option Plan” has the meaning set forth in Section 2.2 of this Agreement.

“Company Preferred Stock” has the meaning set forth in Section 2.2 of this Agreement.

“Company Registered IP” has the meaning set forth in Section 2.18(b) of this Agreement.

“Company Reimbursable Expenses” means all reasonable out of pocket expenses incurred by the Company and its Affiliates in connection with or related to the authorization, preparation and execution of this Agreement and all other matters related to the closing of the transactions contemplated hereby; provided, however, in no event shall the amount of Company Reimbursable Expenses for purposes hereof exceed $1,750,000.

“Company Related Parties” has the meaning set forth in Section 8.3(e) of this Agreement.

“Company Reports” has the meaning set forth in Section 2.6(a) of this Agreement.

“Company Representatives” means any officer, director, employee, consultant, agent, advisor (including any financial advisor, counsel or accountant), Affiliate or other representative of the Company or any Company Subsidiary

“Company Requisite Vote” has the meaning set forth in Section 2.21 of this Agreement.

“Company Restricted Award” has the meaning set forth in Section 2.2 of this Agreement.

“Company Restricted Stock Award” has the meaning set forth in Section 2.2 of this Agreement.

“Company Restricted Stock Unit Award” has the meaning set forth in Section 2.2 of this Agreement.

“Company Subsidiary” means any direct or indirect Subsidiary of the Company.

“Confidentiality Agreement” has the meaning set forth in Section 6.10 of this Agreement.

“Consent” means agreements, from the parties to those Contracts which by their terms terminate, are modified, have payments or other obligations which may be accelerated, or specifically require consent of another Person upon consummation of one or more of the transactions contemplated by this Agreement, including the Merger, consenting to the transactions contemplated by this Agreement without any amendment or modification of the Contract.

“Contract” means any agreement, lease, license, note, mortgage, indenture, contract or other legally binding obligation.

“Copyrights” has the meaning set forth in Section 2.18(a) of this Agreement.

“Debt Commitment Letters” has the meaning set forth in Section 3.6 of this Agreement.

“Debt Financing” has the meaning set forth in Section 3.6 of this Agreement.

“DFI” means the Wisconsin Department of Financial Institutions and any successor thereto.

“Domain Names” has the meaning set forth in Section 2.18(a) of this Agreement.

“D&O Insurance” has the meaning set forth in Section 6.6(b) of this Agreement.

“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect” in this Exhibit A.

“Effective Time” means the date and time at which the Merger becomes effective in accordance with the WBCL.

“Employee Agreement” means each management, employment, change in control, severance, separation, settlement, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter) between the Company, any Company Subsidiaries or any Company ERISA Affiliate and any director or any employee pursuant to which the Company or any Company Subsidiary has or may have any current or future liabilities or obligations.

“End Date” has the meaning set forth in Section 8(b)(iii) of this Agreement.

“Environmental Claim” means any investigation, suit, proceeding, notice, Order, demand, letter, claim or request for information in writing alleging that the Company or any of the Company Subsidiaries has been, is or may be in violation of or subject to liability under any Environmental Law, or relating to Hazardous Substances.

“Environmental Laws” means any applicable Law or Order relating to any matter of pollution, protection of human health, the environment, natural resources or environmental regulation or control or regarding Hazardous Substances.

“Environmental License” means any License required under any applicable Environmental Law.

“Equity Financing” has the meaning set forth in Section 3.6 of this Agreement.

“Equity Funding Letters” has the meaning set forth in Section 3.6 of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder, each as amended to date.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, each as amended from time to time.

“Exchange Fund” has the meaning set forth in Section 1.8(a) of this Agreement.

“Excluded Shares” has the meaning set forth in Section 1.7(a) of this Agreement.

“Exclusive Inbound License Agreements” has the meaning set forth in Section 2.18(h) of this Agreement.

“Existing PTO Policy” has the meaning set forth in Section 6.4(e) of this Agreement.

“Existing Severance Policy” has the meaning set forth in Section 6.4(a) of this Agreement.

“Financing” has the meaning set forth in Section 3.6 of this Agreement.

“Financing Letters” has the meaning set forth in Section 3.6 of this Agreement.

“Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or alternative debt financings in connection with this Agreement and the transactions contemplated hereby, including the parties named in Section 3.6 and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their Affiliates, officers, directors, employees and representatives involved in the Debt Financing and their successors and assigns.

“Foreign Company Plan” has the meaning set forth in Section 2.10(j).

“Funding Agreement” has the meaning set forth in the recitals to this Agreement.

“Funding Parties” has the meaning set forth in the recitals to this Agreement.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, local or foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof).

“Governmental Filings” has the meaning set forth in Section 6.3 of this Agreement.

“Governmental Licenses” has the meaning set forth in Section 6.3 of this Agreement.

“Hazardous Substances” means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins or other substances that may have an adverse effect on human health or the environment.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder, each as amended from time to time.

“Inbound License Agreements” has the meaning set forth in Section 2.18(g) of this Agreement.

“Indemnified Person” has the meaning set forth in Section 6.6(a) of this Agreement.

“Information” has the meaning set forth in Section 9.13 of this Agreement.

“Intellectual Property” has the meaning set forth in Section 2.18(a) of this Agreement.

“Intervening Event” means a fact, event, change, development or set of circumstances material to the Company and the Company Subsidiaries, taken as a whole (other than any event or circumstance resulting from a breach of this Agreement by the Company or any Company Subsidiary or any breach by any of the shareholders who are party to thereto of the Shareholders Agreement) that was not known to the Company Board nor reasonably foreseeable by the Company Board as of or prior to the date of this Agreement); provided, however, that in no event shall any fact, event, change, development or set of circumstances resulting from or relating to any of the following give rise to an Intervening Event: (a) any Takeover Proposal; (b) the announcement, pendency, consummation or the existence of, or any action taken by the Company pursuant to and in compliance with the terms of, this Agreement; (c) changes in the market price of the Company Common Stock or the Company’s exceeding any internal or public projections, forecasts or estimates of revenues or earnings, in each case in and of itself (provided that the facts, events, changes, developments or set of circumstances giving rise to or contributing to such material improvement or improvements may be taken into account in the determinations to be made under Section 4.3(e)); (d) any adoption, implementation, proposal or change in any applicable Law, including amendment, modification or adoption of any Tax Law, or required change in GAAP or interpretation of any of the foregoing after the date hereof; (e) changes affecting the economy or the securities, credit or financial markets in general in the United States; or (f) changes that are the result of factors generally affecting any business in which the Company and/or any Company Subsidiary operates; provided, however, that changes set forth in clauses (d), (e) or (f) may be taken into account in determining whether an Intervening Event exists to the extent such changes have a disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, relative to the other participants in the industries and in the geographic markets in which the Company conducts its business and are not otherwise excluded by any of clauses (a), (b) or (c) above.

“Intervening Recommendation Change” has the meaning set forth in Section 4.3(e) of this Agreement.

“IP Agreements” mean the Inbound License Agreements, Outbound License Agreements and Exclusive Inbound License Agreements.

“IRS” means the United States Internal Revenue Service and any successor thereto.

“Knowledge of the Company” means the actual knowledge, as of the date of this Agreement, of Terrance D. Paul, Glenn R. James, Steven A. Schmidt, Mary T. Minch and Mark R. Swanson.

“Knowledge of the Parent” means the actual knowledge, as of the date of this Agreement, of the executive officers of the Parent ..

“Law” means any federal, state, local, municipal, foreign, international, multinational, territorial or other administrative order, constitution, law, ordinance, rule, regulation, requirement, permit, authorization, statute or treaty and any guidance issued thereunder, including any transitional relief or rules provided in connection therewith.

“Licenses” means permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders required, issued or granted by any Governmental Authority.

“Lien” means, with respect to any asset, pledges, mortgages, title defects or objections, claims, liens, charges, encumbrances or security interests of any kind or nature.

“Marketing Period” means the first period of 30 consecutive days (not including the Blackout Periods) after the date the Proxy Statement shall have been mailed to the holders of Company Common Stock as of the record date established for the Shareholders’ Meeting and throughout which: (i) the Parent and the Merger Sub shall have the Required Information that the Company is required to provide to the Parent pursuant to Section 6.5(b) and (ii) the conditions set forth in Sections 7.1(b) and 7.2 shall be satisfied (other than those conditions that by their nature can only be satisfied at the Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Sections 7.1(b) and 7.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 30 consecutive day period; provided that the “Marketing Period” shall not be deemed to have commenced if, prior to the completion of such 30 day period, (A) Deloitte & Touche LLP shall have withdrawn its audit opinion with respect to any year end audited financial statements set forth in the Company Reports, (B) the financial statements included in the Required Information that is available to the Parent on the first day of any such 30 consecutive-day period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such 30 consecutive-day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such 30 consecutive-day period or to enable the Company’s accountants to provide a customary comfort letter at such time, in which case the Marketing Period shall not be deemed to commence until the receipt by the Parent of updated Required Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new 30 consecutive-day period or to enable the Company’s accountants to provide a customary comfort letter at such time, (C) the Company shall have publicly announced any intention to restate any material financial information included in the Required Information or that any such restatement is under consideration, in which case the Marketing Period shall be deemed not to commence at the earliest unless and until such restatement has been completed and the Company Reports have been amended or the Company has determined that no restatement shall be required, or (D) the Company shall have been delinquent in filing any Form 10-K or Form 10-Q, in which case the Marketing Period will not be deemed to commence until all such delinquencies have been cured; provided, further, that the Marketing Period shall end on any earlier date on which the Debt Financing is consummated; and provided, further that, for purposes of determining the Marketing Period, the Blackout Periods shall not be counted.

“Marks” has the meaning set forth in Section 2.18(a) of this Agreement.

“Material Contracts” has the meaning set forth in Section 2.12 of this Agreement.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Consideration” means an amount equal to the product of the Per Share Consideration and the number of Shares issued and outstanding immediately prior to the Effective Times (excluding any Excluded Shares).

“Merger Sub” has the meaning set forth in the opening paragraph of this Agreement.

“Merger Sub Board” has the meaning set forth in the recitals to this Agreement.

“NASDAQ” means the NASDAQ Global Select Market and any successor thereto.

“New PTO Policy” has the meaning set forth in Section 6.4(e) of this Agreement.

“Order” means any award, decision, decree, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by, or any agreement entered into with, any court, administrative agency or any other Governmental Authority or arbitrator.

“Outbound License Agreements” has the meaning set forth in Section 2.18(g) of this Agreement.

“Owned Real Property” has the meaning set forth in Section 2.13(a) of this Agreement.

“Parent” has the meaning set forth in the opening paragraph of this Agreement.

“Parent Board” has the meaning set forth in the recitals to this Agreement.

“Parent Consent” has the meaning set forth in Section 6.3 of this Agreement.

“Parent Reimbursable Expenses” means all reasonable out of pocket expenses incurred by the Parent, the Merger Sub and their Affiliates in connection with or related to the authorization, preparation and execution of this Agreement and all other matters related to the closing of the transactions contemplated hereby; provided, however, in no event shall the amount of Parent Reimbursable Expenses for purposes hereof exceed $1,750,000.

“Parent Related Parties” has the meaning set forth in Section 8.3(d) of this Agreement.

“Parent Representatives” means any officer, director, employee, consultant, agent, advisor (including any financial advisor, counsel or accountant), Affiliate or other representative of the Parent or any Parent Subsidiary.

“Parent Subsidiary” means any direct or indirect Subsidiary of the Parent, including the Merger Sub.

“Parent Termination Fee” has the meaning set forth in Section 8.3(b) of this Agreement.

“Patents” has the meaning set forth in Section 2.18(a) of this Agreement.

“Paying Agent” has the meaning set forth in Section 1.8 of this Agreement.

“Per Share Consideration” has the meaning set forth in Section 1.7(a) of this Agreement.

“Permitted Liens” means (i) statutory liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate Proceedings, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business, (iii) the interest of a landlord under a lease or a licensor under a license, and (iv) such other Liens or imperfections that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection, in each case of clauses (i) through (iv), above, that would not reasonably be expected to result in a Company Material Adverse Effect.

“Person” means any individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, other entity or Governmental Authority.

“Proceeding” means any action, arbitration, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding.

“Proxy Statement” has the meaning set forth in Section 6.1 of this Agreement.

“Qualifying Confidentiality Agreement” means an executed agreement with provisions requiring any Person receiving nonpublic information with respect to the Company, which provisions to keep such information confidential are no less restrictive to such Person than the Confidentiality Agreement is to the Parent, its Affiliates, and their respective personnel and representatives, it being understood that such Qualifying Confidentiality Agreement will contain a “standstill” provision prohibiting the submission of Takeover Proposals or amendments thereto to the Company without the written consent of the Company Board (notwithstanding the execution of this Agreement), and which agreement does not prohibit compliance by the Company with its obligations under Section 4.3 to provide notices and other information to the Parent.

“Real Property Leases” has the meaning set forth in Section 2.13(b) of this Agreement.

“Recommendation” has the meaning set forth in Section 2.4(b) of this Agreement.

“Required Information” has the meaning set forth in Section 6.5(b) of this Agreement.

“Retained Employees” has the meaning set forth in Section 6.4(a) of this Agreement.

“Rights” means arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other equity interests or other Rights, or securities or Rights convertible into or exchangeable for shares of the capital stock or other equity interests of a Person.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, each as amended from time to time.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“SERP” has the meaning set fort in Section 6.4(c) of this Agreement.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, each as amended from time to time.

“Severance Adoption Date” has the meaning set forth in Section 6.4(a) of this Agreement.

“Shareholders Agreement” has the meaning set forth in the recitals to this Agreement.

“Shareholders’ Meeting” has the meaning set forth in Section 6.2 of this Agreement.

“Shares” has the meaning set forth in Section 1.7(a) of this Agreement.

“Solvent”, when used with respect to any Person, means that, as of any date of determination (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed  the value of all “liabilities of such Person, including a reasonable estimate of the amount of all contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or intends to engage, and (iii) such Person has not incurred and does not intend to incur or believe that it will incur liabilities, including contingent and other liabilities, beyond its ability to pay as they mature.  For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions, existing financing or refinancing, or a combination thereof, to meet its obligations as they become due.

“Subsidiary” means, with reference to any corporation, partnership, limited liability company, business trust, joint venture or other entity, ownership by such entity, directly or indirectly, of fifty percent (50%) or more of the voting equity of such entity, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, limited liability company, business trust, joint venture or other entity.

“Superior Proposal” means any bona fide written Takeover Proposal that is on terms that the Company Board determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation, such as the Company Financial Advisor) to be (i) more favorable to the Company’s shareholders than the transactions contemplated hereby and (ii) reasonably likely to be consummated in accordance with its terms, taking into account all financial, regulatory, legal and other aspects of the proposal, including, to the extent debt financing is required, whether such proposal is fully financed by means of an executed customary commitment letter from a reputable person that has agreed to provide or cause to be provided the amounts set forth therein; provided that for purposes of the definition of “Superior Proposal” the references to fifteen percent (15%) in the definition of Takeover Proposal shall be deemed to be references to fifty percent (50%).

“Surviving Corporation” has the meaning set forth in Section 1.1 of this Agreement.

“Takeover Proposal” means any inquiry, proposal or offer from any Person or “group,” within the meaning of Section 13(d) of the Exchange Act relating to a single transaction or series of related transactions (i) any direct or indirect acquisition or purchase of fifteen percent (15%) or more of the assets of the Company and the Company Subsidiaries or fifteen percent (15%) or more of the voting power of the Shares then outstanding, including any tender offer or exchange offer that if consummated would result in any Person beneficially owning Shares with fifteen percent (15%) or more of the voting power of the Shares then outstanding, or (ii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction involving the Company pursuant to which any Person or the shareholders of any Person would own fifteen percent (15%) or more of any class of equity securities of the Company or of any resulting parent company of the Company, in each case other than the transactions contemplated by this Agreement.

“Takeover Laws” has the meaning set forth in Section 2.14 of this Agreement.

“Tax” means taxes, charges, fees, levies and other governmental assessments and impositions of any kind payable to any Governmental Authority, including all interest, penalties and additions to tax imposed with respect thereto.

“Tax Return” means returns, reports and information statements with respect to Taxes required to be filed with the IRS or any other Governmental Authority, including consolidated, combined and unitary tax returns.

“Termination Fee” has the meaning set forth in Section 8.3(a) of this Agreement.

“Timing Impediment” has the meaning set forth in Section 6.2 of this Agreement.

“Trade Secrets” has the meaning set forth in Section 2.18(a) of this Agreement.

“Transfer Taxes” has the meaning set forth in Section 6.8 of this Agreement.

“WARN Act” has the meaning set forth in Section 2.17(b) of this Agreement.

“WBCL” means the Wisconsin Business Corporation Law and the rules and regulations promulgated thereunder, if any, each as amended to date.